Exhibit 2.1

SHURGARD STORAGE CENTERS, INC.,

PUBLIC STORAGE, INC.

and

ASKL SUB LLC

AGREEMENT AND PLAN OF MERGER

Dated as of March 6, 2006

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EXHIBITS

Exhibit A	-	Form of Parent Voting Agreement

Exhibit B	-	Form of Company Voting Agreement

Exhibit C	-	Company REIT Opinion

Exhibit D	-	Parent REIT Opinion

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of March 6, 2006 (the “Agreement”), by and among SHURGARD STORAGE CENTERS, INC., a Washington corporation (the “Company”), PUBLIC STORAGE, INC., a California corporation (“Parent”) and ASKL SUB LLC, a Delaware limited liability company and an indirect Subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company (the “Company Board”), the Board of Directors of Parent and the managing member of Merger Sub have each determined that it is advisable and in the best interests of their respective shareholders and interest holders for the Company to merge with and into Merger Sub (the “Merger”) in accordance with the Washington Business Corporation Act (as in effect from time to time, the “WBCA”) and the Delaware Limited Liability Company Act (as in effect from time to time, the “LLC Act”) and upon the terms and subject to the conditions set forth herein;

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each approved the Merger upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company Board has adopted resolutions approving the Merger and recommending that the Company’s shareholders approve and adopt this Agreement and the Merger;

WHEREAS, the Board of Directors of Parent has adopted resolutions approving the Merger and recommending that Parent’s shareholders approve the Share Issuance;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company is entering into a Voting Agreement with certain shareholders of Parent, in the form of Exhibit A, pursuant to which, among other things, such shareholders have agreed to vote the shares owned by such shareholders in favor of the Share Issuance;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent is entering into a Voting Agreement with a director and shareholder of the Company, in the form of Exhibit B, pursuant to which, among other things, such director has agreed to vote the shares owned by such director in favor of the approval and adoption of this Agreement and the Merger; and

WHEREAS, Parent, the Company and Merger Sub intend that for U.S. federal, and applicable state, income tax purposes the Merger shall be treated as a taxable disposition by the Company of all of the Company’s assets to Merger Sub in exchange for the Merger Consideration, the cash paid pursuant to Section 3.7, the Parent Preferred Stock, if any, and the

assumption of the Company’s liabilities, followed by a liquidating distribution of such Merger Consideration, cash paid pursuant to Section 3.7 and Parent Preferred Stock, if any, to the holders of the Company Common Stock and Company Preferred Stock, respectively, pursuant to Section 331 and Section 562 of the Code.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

ARTICLE I.

DEFINITIONS

“Acquisition Proposal” means any proposal or offer from a Third Party for or with respect to the acquisition, directly or indirectly, of beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of assets, securities or ownership interests of or in the Company or any of its Subsidiaries representing 10% or more of the consolidated assets of the Company and its Subsidiaries or of an equity interest representing a 10% or greater economic interest in the Company and such Subsidiaries taken as whole, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, share exchange, liquidation, dissolution, recapitalization, tender offer, exchange offer or similar transaction with respect to either the Company or any of such Subsidiaries.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning specified in the preamble hereof.

“Articles of Merger” has the meaning specified in Section 2.3.

“Assumed Indentures” has the meaning specified in Section 8.6.

“Benefits Continuation Period” has the meaning specified in Section 7.6(a)(i).

“Book Entry Share” means a share of Company Common Stock or Company Preferred Stock, as applicable, that is held in book-entry form.

“Business” shall mean all businesses operated by the Company and its Subsidiaries.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“Certificate” has the meaning specified in Section 3.1(d).

“Closing” has the meaning specified in Section 2.2.

“Closing Date” has the meaning specified in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning specified in the preamble hereof.

“Company Affiliate Letter” has the meaning specified in Section 8.4.

“Company Board” has the meaning specified in the preamble hereof.

“Company Common Stock” means the validly issued, fully paid and non-assessable shares of Class A common stock, par value $0.001, of the Company.

“Company Disclosure Schedule” has the meaning specified in Article IV.

“Company Insiders” has the meaning specified in Section 8.5.

“Company Material Adverse Effect” means any change, event, circumstance or development which, individually or in the aggregate, is or is reasonably expected to have a material adverse effect on the business, operations, financial condition, results of operations, properties, assets or liabilities of the Company and its Subsidiaries taken as a whole or on the ability of the Company to timely consummate the transactions contemplated hereby; provided, however, that this definition shall exclude any such change, event, circumstance or development to the extent arising out of, attributable to or resulting from (a) conditions generally affecting the self-storage or real estate industry (including economic, legal and regulatory changes); (b) changes in general international, national or regional economic or financial conditions or changes in the securities markets in general; (c) changes in any laws or regulations or accounting regulations or principles applicable to the Company and its Subsidiaries; (d) any outbreak or escalation of hostilities (including any declaration of war by the United States) or act of terrorism; or (e) the announcement, execution or consummation of this Agreement and the transactions contemplated hereby; other than, in each of cases (a) through (d), any change, event, circumstance or development which, individually or in the aggregate, has or is reasonably expected to have a materially disproportionate effect on the Company and its Subsidiaries taken as a whole relative to other industry participants in the United States or Europe as the case may be.

“Company Material Contracts” has the meaning specified in Section 4.18(a).

“Company Multiemployer Plan” has the meaning specified in Section 4.9(a)(vi).

“Company Non-U.S. Employment Agreement” shall have the meaning specified in 4.9(b)(ii).

“Company Option Plans” means Shurgard Storage Centers, Inc. 1995 Long Term Incentive Compensation Plan, Shurgard Storage Centers, Inc. 2000 Long Term Incentive Plan and Shurgard Storage Centers, Inc. 2004 Long Term Incentive Plan.

“Company Preferred Stock” means the Series C Preferred Stock and the Series D Preferred Stock.

“Company Properties” has the meaning specified in Section 4.15.

“Company Property Owner” has the meaning specified in Section 4.15.

“Company REIT Opinion” has the meaning specified in Section 6.5(c).

“Company SEC Documents” has the meaning specified in Section 4.5(a).

“Company Section 16 Information” has the meaning specified in Section 8.5.

“Company Shareholders’ Meeting” has the meaning specified in Section 8.1(d).

“Company U.S. Employee” has the meaning specified in Section 7.6(a)(i).

“Company U.S. Employment Agreements” has the meaning specified in Section 4.9(a)(ii).

“Company U.S. Pension Plans” has the meaning specified in Section 4.9(a)(i).

“Confidentiality Agreement” means the Confidentiality Agreement entered into between the Company and Parent on November 28, 2005.

“Consent” means any consent, approval, permit, notice, action, authorization or giving of notice to any Person not a party to this Agreement.

“Contract” means, with respect to any Person, any written contract, agreement, understanding or other instrument or obligation to which such Person is a party or by which such Person or such Person’s properties or assets are or may be bound.

“Damages” means all losses, liabilities, obligations, demands, claims, damages, payments, Taxes, Liens, deficiencies, costs and expenses (including costs and expenses of actions, amounts paid in connection with any assessments, judgments or settlements relating thereto, interest, fines and penalties recovered by a Third Party with respect thereto and out-of-pocket expenses and reasonable attorneys’ fees and expenses reasonably incurred in defending against any such actions).

“Director Incentive Plan” means the Shurgard Storage Centers, Inc. Amended and Restated Stock Incentive Plan for Nonemployee Directors.

“Dissenting Shares” has the meaning specified in Section 3.5.

“DOJ” has the meaning specified in Section 8.2(b).

“Effective Time” means the date and time at which the Merger becomes effective as provided in Section 2.3.

“Employment Agreements” has the meaning specified in Section 7.6(c).

“Environmental Laws” means any Legal Requirement relating to the protection of the environment or of health and human safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Person or any of its Subsidiaries and which, together with such Person or any of its Subsidiaries, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ESPP” means the Shurgard Storage Centers, Inc. Employee Stock Purchase Plan.

“Excess Shares” has the meaning specified in Section 3.2(f).

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules promulgated thereunder.

“Exchange Agent” has the meaning specified in Section 3.2(a).

“Exchange Fund” has the meaning specified in section 3.2(a).

“Exchange Ratio” has the meaning specified in Section 3.1(b).

“Financial Advisors” has the meaning specified in Section 4.19.

“FTC” has the meaning specified in Section 8.2(b).

“GAAP” means generally accepted United States accounting principles, consistently applied on a basis consistent with the basis on which the financial statements of the Company or Parent as the case may be, were prepared as of December 31, 2004.

“Gain Sharing Plan” has the meaning specified in Section 7.6(b).

“Governmental Entity” means any United States federal, state or local or foreign government, arbitration panel, court or governmental department, commission, board, bureau, agency or instrumentality or self regulatory organization.

“Hazardous Material” means (i) any petroleum or petroleum products, microbial matter (including mold), radioactive materials, friable asbestos materials, urea formaldehyde foam insulation and polychlorinated biphenyls, or (ii) any chemicals, materials, substances or wastes which are defined as, regulated as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutant,” “contaminant” or words of similar import, or regulated as such, under any Environmental Law or for which a Person may be subject to liability under any Environmental Law.

“Holders” has the meaning specified in Section 3.2(b)(i).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, all obligations, contingent or otherwise in respect of borrowed money (other than preferred stock), letters of credit, purchase money indebtedness, guarantees, keep well arrangements, capital leases and any other indebtedness for borrowed money whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“Indemnified Parties” has the meaning specified in Section 7.5(a).

“Intellectual Property Rights” has the meaning specified in Section 4.17.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means with respect to the Company, the actual knowledge of the executive officers and directors of the Company, and with respect to Parent or Merger Sub, the actual knowledge of the executive officers and directors of Parent or Merger Sub.

“Leased Properties” has the meaning specified in Section 4.15.

“Legal Requirement” means any law, statute, rule, ordinance or regulation of any Governmental Entity or any decision, judgment, order, writ, injunction, decree, award or determination of any Governmental Entity.

“Lien” means, with respect to any properties or assets, any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, assignment, security interest, lien, Tax lien, assessment, adverse claim, levy, charge, liability or encumbrance in respect of such properties or assets.

“LLC Act” has the meaning specified in the Recitals hereto.

“Merger” has the meaning specified in the recitals hereof.

“Merger Consideration” has the meaning specified in Section 3.1(b).

“Merger Sub” has the meaning specified in the preamble hereof.

“Non-U.S. Employee Benefit Plans” has the meaning specified in Section 4.9(b).

“Options” means options to purchase shares of Company Common Stock, as granted pursuant to the Company Option Plans or the Directors Incentive Plan.

“Outside Date” has the meaning specified in Section 10.1(d)(iii).

“Parent” has the meaning specified in the preamble hereof.

“Parent 8.7% Preferred Stock” has the meaning specified in Section 3.1(c).

“Parent 8.75% Preferred Stock” has the meaning specified in Section 3.1(c).

“Parent Common Stock” means the validly issued, fully paid and non-assessable shares of common stock, par value $0.10, of Parent.

“Parent Disclosure Schedule” has the meaning specified in Article V.

“Parent Leased Properties” has the meaning specified in Section 5.13.

“Parent Material Adverse Effect” means any change, event, circumstance or development which, individually or in the aggregate, is or is reasonably expected to have a material adverse effect on the business, operations, financial condition, results of operations, properties, assets or liabilities of Parent and its Subsidiaries taken as a whole or on the ability of Parent to timely consummate the transactions contemplated hereby; provided, however, that this definition shall exclude any such change, event, circumstance or development to the extent arising out of, attributable to or resulting from (a) conditions generally affecting the self-storage or real estate industry (including economic, legal and regulatory changes); (b) changes in general international, national or regional economic or financial conditions or changes in the securities markets in general; (c) changes in any laws or regulations or accounting regulations or principles applicable to Parent and its Subsidiaries; (d) any outbreak or escalation of hostilities (including any declaration of war by the United States) or act of terrorism; or (e) the announcement, execution or consummation of this Agreement and the transactions contemplated hereby; other than, in each of cases (a) through (d), any change, event, circumstance or development which, individually or in the aggregate, has or is reasonably expected to have a materially disproportionate effect on Parent and its Subsidiaries taken as a whole relative to other industry participants in the United States.

“Parent Plan” has the meaning specified in Section 7.6(a)(ii).

“Parent Preferred Stock” has the meaning specified in Section 3.1(c).

“Parent Properties” has the meaning specified in Section 5.13.

“Parent Property Owner” has the meaning specified in Section 5.13.

“Parent REIT Opinion” has the meaning specified in Section 7.7(c).

“Parent Restricted Stock Unit” has the meaning specified in Section 3.6(c).

“Parent SEC Documents” has the meaning specified in Section 5.5(a).

“Parent Shareholders Meeting” has the meaning specified in Section 8.1(e).

“Parent Termination Costs” has the meaning specified in Section 10.2(e).

“Permits” has the meaning specified in Section 4.12.

“Permitted Liens” means (a) liens for utilities and current Taxes not yet due and payable, (b) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessor’s, landlord’s and other similar liens arising or incurred in the ordinary course of business not yet due and payable, (c) liens for Taxes being contested in good faith by appropriate proceedings and for which appropriate reserves have been included on the balance sheet of the applicable Person, (d) easements, restrictive covenants and similar encumbrances or impediments against any assets or properties of an entity and which individually or in the aggregate do not materially interfere with the business of such entity or the operation of the property to which they apply, (e) minor irregularities and defects of title which individually or in the aggregate do not materially interfere with an entity’s business or the operation of the property to which they apply, (f) Liens related to indebtedness incurred in the ordinary course of business, and (g) Liens disclosed on the existing title policies, title commitments and/or surveys which have been previously provided or made available to Parent before 12:00 noon EST on February 25, 2006, none of which materially interfere with the business of the Company or its Subsidiaries or the operation of the property to which they apply.

“Person” means any corporation, association, partnership, limited liability company, joint venture, organization, individual, business, trust or any other entity or organization of any kind or character, including a Governmental Entity.

“Proxy Statement” has the meaning specified in Section 8.1(a).

“Qualified REIT Subsidiary” has the meaning specified in Section 4.14(k).

“Qualifying Income” has the meaning specified in Section 10.2(d).

“Qualifying Amendment” has the meaning specified in Section 8.1(b).

“Recent Company SEC Documents” has the meaning specified in Section 4.6.

“Recent Parent SEC Documents” has the meaning specified in Section 5.6.

“Registration Statement” has the meaning specified in Section 4.11.

“REIT” has the meaning specified in Section 4.14(f).

“REIT Requirements” has the meaning specified in Section 10.2(d).

“Release” means any past or present release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, escaping, injecting, leaching, dispersing, migrating, dumping or disposing into the indoor or outdoor environment (including ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Material through or into the air, soil, surface water, or groundwater.

“Representative” has the meaning specified in Section 6.4(a).

“Restricted Stock” means a restricted award of Company Common Stock granted pursuant to the Company Option Plans.

“Restricted Stock Unit” means restricted stock units based on the value of the Company Common Stock, as granted pursuant to the Company Option Plans.

“Rights” has the meaning specified in Section 4.2(a).

“Rights Agreement” has the meaning specified in Section 4.2(a).

“Rule 145” has the meaning specified in Section 8.4.

“SEC” means the United States Securities and Exchange Commission.

“Second Quarter Record Date” has the meaning specified in Section 6.6.

“Section 754 Election” has the meaning specified in Section 4.14(p).

“Securities Act” means the Securities Act of 1933, as amended and the rules promulgated thereunder.

“Series C Preferred Stock” means the 8.7% Series C Cumulative Redeemable Preferred Stock, par value $0.001 per share, of the Company.

“Series D Preferred Stock” means the 8.75% Series D Cumulative Redeemable Preferred Stock, par value $0.001 per share, of the Company.

“Share Issuance” has the meaning specified in Section 8.3.

“Subsequent Determination” has the meaning specified in Section 6.4(b).

“Subsidiaries” means (a) the joint venture established pursuant to the Joint Venture Agreement, dated as of December 20, 2002, between Shurgard Self Storage SCA and Crescent Euro Self Storage Investments Sarl, (b) the joint venture established pursuant to the Second Joint Venture Agreement, dated as of May 11, 2004, between Shurgard Self Storage SCA and Crescent Euro Self Storage Investments II Sarl, and (c) any corporation, association, partnership, limited liability company, joint venture, trust or any other entity or organization of which a Person (either directly or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests or has the ability to elect a majority of the board of directors or other governing body of such corporation or other legal entity or which such Person otherwise controls.

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal by a Third Party, (i) on terms which the Company Board determines in good faith, and in consultation with its legal and financial advisors, to be more favorable from a financial point of view to the Company’s shareholders than the Merger, taking into account any amendments to this Agreement proposed by Parent, (ii) for which financing, to the extent required, is then committed subject to customary conditions and which in the good faith judgment of the

Company Board is reasonably capable of being obtained by such Third Party, and (iii) which, in the good faith reasonable judgment of the Company Board, is reasonably likely to be consummated on the timetable and terms proposed; provided that for purposes of this definition the references in the definition of Acquisition Proposal to “10%” shall be deemed to be references to “50%”.

“Superior Proposal Notice” has the meaning specified in Section 10.1(e).

“Surviving Company” has the meaning specified in Section 2.1.

“Takeover Statutes” has the meaning specified in Section 4.21.

“Tax” or “Taxes” means (i) any and all taxes, charges, fees, levies or other assessments imposed by any United States Federal, state, or local taxing authority or by any non-U.S. taxing authority, including income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding (including dividend withholding or withholding required pursuant to Sections 1441 through 1446 of the Code), social security, national insurance (or other similar contributions or payments), franchise, estimated, severance, stamp, and other taxes (including any interest, fines, penalties or additions attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other assessments) (whether disputed or not) and (ii) any obligation with respect to Taxes payable by reason of Treasury Regulation Section 1.1.502-6 (or any analogous or similar provision under state, local or foreign law).

“Tax Protection Agreement” means a Contract that (a) relates to the deferral of U.S. federal taxable income that otherwise might have been recognized upon a transfer of property to the Company or any of its Subsidiaries or the recognition of income relating to a negative capital account and that prohibits or restricts in any manner the disposition of any assets of the Company or any of its Subsidiaries, (b) requires that the Company or its Subsidiaries maintain, put in place, or replace, indebtedness whether or not secured by one or more properties, (c) requires that the Company or any of its Subsidiaries offer to any Person at any time the opportunity to guarantee or otherwise assume, directly or indirectly (including through a “deficit restoration obligation,” guarantee (including a “bottom” guarantee), indemnification or other similar arrangement), the risk of loss for U.S. federal income Tax purposes of indebtedness or other liabilities of the Company or any of its Subsidiaries, or (d) requires the Company to make or refrain from making Tax elections, operate (or refrain from operating) in a particular manner, use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of the Company or any Subsidiary, or use (or refrain from using) a particular method for allocating one or more liabilities of the Company or any Subsidiary under Section 752 of the Code.

“Tax Return” means any return, report, information return or other document (including any related or supporting information, schedule or amendment thereto) and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes, including any documents accompanying payments of estimated Taxes, or accompanying requests for the extension of time in which to file any such return, report, information return or other document.

“Taxable REIT Subsidiary” has the meaning specified in Section 4.14(k).

“Termination Fee” has the meaning specified in Section 10.2(d).

“Termination Fee Tax Opinion” has the meaning specified in Section 10.2(d).

“Third Party” means any Person or group (as defined in Section 13(d)(3) under the Exchange Act) other than Parent, Merger Sub or any Affiliate thereof.

“Transfer Taxes” has the meaning set forth in Section 6.5(b).

“Unpaid Base Amount” has the meaning specified in Section 10.2(d).

“Unvested Parent Restricted Stock Units” has the meaning specified in Section 3.6(c).

“U.S. Employee Benefit Plans” has the meanings specified in Section 4.9(a)(i).

“Vested Parent Restricted Stock Units” has the meaning specified in Section 3.6(c).

“Voting Debt” means, with respect to the Company, any Indebtedness having the right to vote on any matters on which shareholders of the Company may vote, and with respect to Parent, any Indebtedness having the right to vote on any matters on which shareholders of Parent may vote.

“WBCA” has the meaning specified in the Recitals hereto.

ARTICLE II.

THE MERGER

SECTION 2.1. The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement, the WBCA and the LLC Act, the Company shall be merged with and into Merger Sub, the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving entity. Merger Sub as the surviving entity after the Merger hereinafter sometimes is referred to as the “Surviving Company.” The parties hereto intend that for U.S. federal, and applicable state, income tax purposes the Merger shall be treated as a taxable disposition by the Company of all of its assets to Merger Sub in exchange for the Merger Consideration, the cash paid pursuant to Section 3.7, the Parent Preferred Stock, if any, and the assumption of all of the Company’s liabilities, followed by a liquidating distribution of such Merger Consideration, cash paid pursuant to Section 3.7 and Parent Preferred Stock, if any, to the holders of the Company Common Stock and Company Preferred Stock, respectively, pursuant to Section 331 and Section 562 of the Code.

SECTION 2.2. Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY 10019 at 10:00 am on the second Business Day following the satisfaction (or, to the extent permitted by law, waiver by all parties) of the conditions set forth in Section 9.1, or, if on such day any condition set forth in Section 9.2 or 9.3 has not been satisfied (or, to the extent permitted by law, waived by the party entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article IX have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing), but subject to the fulfillment or, to the extent permitted by law, waiver of those conditions by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Parent, Merger Sub and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

SECTION 2.3. Effective Time. Prior to the Closing, the parties shall prepare, and on the Closing Date the parties shall file, articles of merger or other appropriate documents (the “Articles of Merger”) with the Secretary of State of the State of Washington and with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the WBCA and the LLC Act. The Merger shall become effective at such time on the Closing Date as Merger Sub and the Company shall agree and specify in the Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 2.4. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of WBCA and the LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

SECTION 2.5. Subsequent Actions. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

SECTION 2.6. Certificate of Formation; Limited Liability Company Agreement; Managing Member and Officers.

(a) Unless otherwise determined by Merger Sub, the Certificate of Formation and the Limited Liability Company Agreement of Merger Sub, as in effect immediately before the Effective Time, shall be the Certificate of Formation and the Limited Liability Company Agreement of the Surviving Company at the Effective Time until thereafter amended as provided by law and such Certificate of Formation and Limited Liability Company Agreement.

(b) The managing member of Merger Sub immediately before the Effective Time will be the initial managing member of the Surviving Company, and, except as Merger Sub may otherwise notify the Company in writing prior to the Effective Time, the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Company, in each case until their respective successors are elected or appointed and qualified or until their death, resignation or removal in accordance with the Certificate of Formation of the Surviving Company and the Limited Liability Company Agreement of the Surviving Company.

SECTION 2.7. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Company will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

SECTION 2.8. Structure. Notwithstanding anything in this Agreement otherwise to the contrary, the Company shall cooperate with and agree to any reasonable changes requested by Parent regarding the structure of the transactions contemplated herein (such cooperation shall include entering into appropriate amendments to this Agreement); provided that any such changes do not have an adverse effect on either the holders of the Company Common Stock or the holders of the Company Preferred Stock, including if such changes are reasonably likely to require a recirculation of the Proxy Statement.

ARTICLE III.

CONVERSION OF THE COMPANY’S CAPITAL STOCK

SECTION 3.1. Conversion of the Company’s Capital Stock. Subject to the terms and conditions of this Agreement:

(a) Cancellation of Parent-Owned Stock. At the Effective Time, each share of Company Common Stock and each share of Company Preferred Stock, if any, owned by Parent, Merger Sub, any other subsidiary of Parent or the Company immediately prior to the Effective Time shall be canceled and retired without payment of any consideration therefor.

(b) Conversion of Company Common Stock. Subject to Section 3.3, each issued and outstanding share of Company Common Stock (other than shares of Company Common Stock to be retired in accordance with Section 3.1(a)), including each Right attached thereto, shall be converted into the right to receive 0.82 (the “Exchange Ratio”) of a fully paid and nonassessable share of Parent Common Stock (subject to Section 3.2(f)) (the “Merger Consideration”).

(c) Company Preferred Stock. Subject to Section 3.7, each share of Series C Preferred Stock, if any, which is issued and outstanding and has not been redeemed immediately prior to the Effective Time in accordance with its terms (other than shares of Series C Preferred Stock owned or held by Parent, Merger Sub, the Company or any of their respective direct or indirect wholly owned Subsidiaries, all of which shall be canceled as provided in Section 3.1(a)), shall be converted into the right to receive one fully paid and nonassessable share of Parent 8.7% cumulative redeemable preferred stock (the “Parent 8.7% Preferred Stock”). Subject to Section 3.7, each share of Series D Preferred Stock if any, which is issued and outstanding and has not been redeemed immediately prior to the Effective Time in accordance with its terms (other than shares of Series D Preferred Stock owned or held by Parent, Merger Sub, the Company or any of their respective direct or indirect wholly owned Subsidiaries, all of which shall be canceled as provided in Section 3.1(a)), shall be converted into the right to receive one fully paid and nonassessable share of Parent 8.75% cumulative redeemable preferred stock (the “Parent 8.75% Preferred Stock” and together with the Parent 8.7% Preferred Stock, the “Parent Preferred Stock”). Immediately prior to the Effective Time, unless all shares of Series C Preferred Stock and Series D Preferred Stock have been redeemed prior to the Effective Time in accordance with the respective terms thereof, the articles of incorporation or other equivalent organizational documents of Parent shall be modified in accordance with applicable Legal Requirements in order to create the Parent 8.7% Preferred Stock and the Parent 8.75% Preferred Stock, as the case may be, having preferences, conversion and other rights, privileges, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption hereof identical to that of shares of the Series C Preferred Stock and the Series D Preferred Stock, respectively, including with respect to distribution and rights upon liquidation, dissolution or winding up, and shall be pari passu with all issued and outstanding preferred stock of Parent at the Closing Date as to distributions and rights upon liquidation, dissolution or winding up.

(d) As of the Effective Time, each share of Company Common Stock and each share of Company Preferred Stock (to the extent not previously redeemed in accordance with its terms) shall no longer be outstanding and shall automatically be retired and shall cease to be outstanding, and each holder of a certificate representing any such share(s) (a “Certificate”) shall cease to have any rights with respect to Company Common Stock or Company Preferred Stock (as the case may be), except (i) the right to receive the Merger Consideration or Parent Preferred Stock, as the case may be, (ii) any cash in lieu of fractional shares of Parent Common Stock to be paid in consideration for shares of Company Common Stock, and (iii) any dividends or other distributions to which holders become entitled, all in accordance with Section 3.2 upon the surrender of such Certificate.

(e) At the Effective Time, each limited liability company interest of Merger Sub shall remain outstanding and represent a limited liability company interest of the Surviving Company.

SECTION 3.2. Exchange of Share Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent shall designate a bank, trust company or other Third Party entity reasonably acceptable to the Company to act as agent (the “Exchange Agent”) for (i) the holders of shares of Company Common Stock to receive the Merger Consideration to which such holders shall become entitled with respect to such holder’s shares of Company Common Stock pursuant to Section 3.1(b) and (ii) the holders of shares of Company Preferred Stock to receive the shares of Parent Preferred Stock, as applicable, to which such holders shall become entitled with respect to such holder’s shares of Company Preferred Stock pursuant to Section 3.1(c); provided, however, that if all shares of

Company Preferred Stock are redeemed prior to the Effective Time in accordance with the terms thereof, this Section 3.2 shall be inapplicable to the Company Preferred Stock. Prior to the Effective Time, Parent shall cause Merger Sub to deposit with the Exchange Agent: (x) that number of Parent Common Stock certificates in any denominations as the Exchange Agent shall specify, (y) that number of Parent Preferred Stock certificates in any denominations as the Exchange Agent shall specify and (z) the cash in respect of fractional shares, if any, in each case as are issuable or payable pursuant to this Article III in respect of shares of Company Common Stock and Company Preferred Stock for which Certificates or Book Entry Shares have been properly delivered to the Exchange Agent. The deposit made by Merger Sub or the Surviving Company, as the case may be, pursuant to this Section 3.2(a) is hereinafter referred to as the “Exchange Fund.” The Exchange Agent shall cause the Exchange Fund to be held for the benefit of the holders of Company Common Stock and Company Preferred Stock to be applied promptly to making the payments provided for in Section 3.2(b); provided that any interest earned on any cash in the Exchange Fund shall be for the benefit of Merger Sub. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.

(b) Payment Procedures.

(i) As soon as practicable after the Effective Time, but in no event later than three Business Days after the Effective Time, the Surviving Company shall cause the Exchange Agent to mail to each record holder, as of the Effective Time (the “Holders”), (A) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates held by any Holder representing Company Common Stock or Company Preferred Stock shall pass only upon delivery of such Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent or, in the case of Book Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration or the applicable Parent Preferred Stock, as the case may be, or, in the case of Book Entry Shares, the surrender of such shares, for payment of the Merger Consideration or the applicable Parent Preferred Stock therefor.

(ii) Upon surrender by a Holder of the Company Common Stock to the Exchange Agent of any Certificate (or evidence of loss in lieu thereof) or Book Entry Shares, as applicable, for cancellation together with a duly executed letter of transmittal, the Holder shall be entitled to receive in exchange therefor the Merger Consideration that such holder is entitled to receive pursuant to this Article III (and the amount of cash in respect of any dividends or other distributions to which such holder is entitled pursuant to Section 3.2(b)(iv), if any) and the Certificate or Book Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book Entry Shares. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be issued to such a transferee if the Certificate formerly representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, and the Person requesting such issuance pays any transfer or other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate or establishes to the satisfaction of Parent and the Company that such Tax has been paid or is not applicable.

(iii) Each holder of Series C Preferred Stock upon surrender of any Certificate or Book Entry Shares, as applicable, to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of Parent 8.7% Preferred Stock into which the aggregate number of shares of Series C Preferred Stock previously represented by such Certificate or Book Entry Shares shall have been converted pursuant to this Agreement and the amount of cash in respect of any dividends or other distributions to which such holder is entitled pursuant to Section 3.2(b)(iv), if any. Each holder of Series D Preferred Stock upon surrender of any Certificate or Book Entry Shares, as applicable, to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of Parent 8.75% Preferred Stock into which the aggregate number of shares of Series D Preferred Stock previously represented by such Certificate or Book Entry Shares shall have been converted pursuant to this Agreement and the amount of cash in respect of any dividends or other distributions to which such holder is entitled pursuant to Section 3.2(b)(iv), if any.

(iv) No dividends or other distributions with respect to securities of the Parent Common Stock or the Parent Preferred Stock with a record date after the Closing Date shall be paid to the holder of any Certificates or Book Entry Shares not surrendered until such Certificates or Book Entry Shares, as applicable, are surrendered as provided in this Section 3.2. Following such surrender, there shall be paid, without interest, to the Person in whose name the Parent Common Stock or Parent Preferred Stock, as applicable, has been registered, (A) at the time of surrender, the amount of all dividends or other distributions with a record date after the Closing Date previously paid or payable on the date of such surrender with respect to such Parent Common Stock or Parent Preferred Stock, as applicable, and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Closing Date and prior to surrender and with a payment date subsequent to surrender payable with respect to such Parent Common Stock or Parent Preferred Stock, as applicable.

(c) Transfers. After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock or Company Preferred Stock that were outstanding immediately prior to the Effective Time.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund relating to the Merger Consideration or the Parent Preferred Stock that remains unclaimed by the holders of Company Common Stock or Company Preferred Stock, as the case may be, six months after the Effective Time shall be returned to Parent, the Surviving Company or another affiliate of Parent, as may be designated by Parent or the Surviving Company. Any holders of Company Common Stock or Company Preferred Stock who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of the Merger Consideration or Parent Preferred Stock, as the case may be, upon due surrender of their Certificates (or affidavits of loss in lieu thereof), without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Company, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock or Company Preferred Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Legal Requirements. Any amounts remaining unclaimed by such holders three years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Government Entity) shall become, to the extent permitted by applicable law, the property of the Surviving Company free and clear of any claims or interest of any Person previously entitled thereto.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration or the applicable Parent Preferred Stock.

(f) Fractional Shares. Notwithstanding any other provision of this Agreement to the contrary, no fractional shares of Parent Common Stock will be issued and any holder of shares of Company Common Stock entitled to receive a fractional share of Parent Common Stock but for this Section 3.2(f) shall be entitled to receive a cash payment in lieu thereof, in an amount equal to such holder’s proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the shares of Parent Common Stock constituting the excess of (i) the number of whole shares of Parent Common Stock delivered to the Exchange Agent by Parent over (ii) the aggregate number of whole shares of Parent Common Stock to be distributed to holders of Company Common Stock (such excess being herein called the “Excess Shares”). As soon as practicable following the Effective Time, the Exchange Agent shall determine the number of Excess Shares and, as agent for the former holders of Company Common Stock, shall sell the Excess Shares at the prevailing prices on the New York Stock Exchange. The Exchange Agent shall deduct from the proceeds of the sale of the Excess Shares all commissions, transfer Taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares. Until the net proceeds of such sale have been distributed to the former holders of Company Common Stock, the Exchange Agent will hold such proceeds in trust for such former holders. As soon as practicable after the determination of the amount of cash to be paid to such former holders in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former holders.

(g) Withholding Rights. Each of Parent, the Surviving Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any Legal Requirement applicable to Taxes. If Parent or the Surviving Company or the Exchange Agent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Options, as applicable, in respect of which Parent or the Surviving Company or the Exchange Agent, as the case may be, made such deduction and withholding.

SECTION 3.3. Adjustments to Prevent Dilution. Notwithstanding anything to the contrary in this Agreement, if, after the date hereof, and prior to the Effective Time, the issued and outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, then the Merger Consideration and Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide to Parent, Merger Sub and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Merger Consideration, the Exchange Ratio or other dependent item, as applicable, subject to further adjustment in accordance with this sentence.

SECTION 3.4. No Further Rights. From and after the Effective Time, holders of Certificates shall cease to have any rights as shareholders of the Company, except as expressly provided herein or by applicable Legal Requirements.

SECTION 3.5. Dissenting Shares. Notwithstanding Section 3.1(a), shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has complied with the provisions of Chapter 23B.13 of the WBCA that are applicable prior to the Effective Time (“Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration, unless such holder withdraws or otherwise loses (through failure to perfect or otherwise) his, her or its right to obtain payment of the fair value of his or its Dissenting Shares, but shall instead be entitled only to such rights with respect to such Dissenting Shares as may be granted to such holder pursuant to Chapter 23B.13 of the WBCA. If after the Effective Time such holder withdraws or loses (through failure to perfect or otherwise) his, her or its right to obtain payment of the fair value of his, her or its Dissenting Shares under Chapter 23B.13 of the WBCA, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration payable with respect thereto. The Company shall use reasonable best efforts to give Parent notice of any notice of intent to demand payment under Section 23B.13.210, demand for payment under Section 23B.13.230 or withdrawal of any such demands received by the Company and involve Parent in the negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

SECTION 3.6. Stock Options, Restricted Stock and Restricted Stock Units.

(a) The Company shall not grant Options after the date of this Agreement under the Company Option Plans, or otherwise.

(b) The Company shall take such actions as are necessary to cause all outstanding Options to become fully vested and exercisable at the Effective Time and to cause all shares of Restricted Stock to become fully vested immediately after the Effective Time. For purposes of vesting under the Company Option Plans, any holder of Restricted Stock whose employment is terminated by the Company or Parent as of the Effective Time shall be deemed to have been terminated immediately after the Effective Time. At the Effective Time, each holder of a then-outstanding and unexercised Option shall receive, by virtue of the Merger and without any action on the part of the holder thereof, options exercisable for shares of Parent Common Stock having the same terms and conditions as the Options (including such terms and conditions as may be incorporated by reference into the agreements evidencing the Options pursuant to the plans or arrangements pursuant to which such Options were granted), except that (i) the number of shares issuable upon exercise of each Option shall be multiplied by the Exchange Ratio (and rounded down to the nearest share), and (ii) the exercise price of each outstanding Option shall be divided by the Exchange Ratio (and rounded up to the nearest cent). Parent and Merger Sub shall use all reasonable efforts to ensure that the Options (i) shall be converted in a manner consistent with Section 424(a) of the Code, and (ii) shall be converted in a manner consistent with the requirements of Section 409A of the Code.

(c) As of the Effective Time, each holder of a Restricted Stock Unit shall have such Restricted Stock Unit converted, by virtue of the Merger and without any action on the part of the holder thereof, into a restricted stock unit settleable in Parent Common Stock or cash (based on the fair market value of Parent Common Stock), having the same terms and conditions as the Restricted Stock Unit (including such terms and conditions as may be incorporated by reference into the agreement evidencing the Restricted Stock Unit pursuant to the Company Option Plan pursuant to which such Restricted Stock Unit was granted) (a “Parent Restricted Stock Unit”), provided that (i) the number of Parent Restricted Stock Units into which the Restricted Stock Units are converted shall equal the number of Restricted Stock Units multiplied by the Exchange Ratio, (ii) 25% of the Parent Restricted Stock Units shall be vested as of immediately after the Effective Time notwithstanding any termination of employment by the Company or Parent occurring as of the Effective Time (the “Vested Parent Restricted Stock Units”) and the remaining 75% of the Parent Restricted Stock Units (the “Unvested Parent Restricted Stock Units”) shall vest ratably thereafter on each of the first five anniversaries of the Closing Date, subject to the holder of such Parent Restricted Stock Units continuing to be employed by the Parent or its Subsidiaries on the applicable vesting date, and (iii) notwithstanding anything to the contrary herein, in the terms of the applicable Company Option Plan or otherwise, (x) the Vested Parent Restricted Stock Units shall be settled on the 90-day anniversary of the Effective Time and (y) for purposes of vesting of the Restricted Stock Units and the Unvested Parent Restricted Stock Units only, this Agreement and the transactions contemplated hereby (including the Merger) shall not be deemed to constitute a Corporate Transaction under the applicable Company Option Plan or otherwise be deemed an initial vesting trigger under (nor be considered in any way in connection with any subsequent vesting trigger) any applicable agreement, arrangement or plan.

(d) As of the Effective Time, each share of Restricted Stock shall receive, by virtue of the Merger and without any action on the part of the holder thereof, a restricted share of Parent Common Stock having the same terms and conditions of the Restricted Stock (including such terms and conditions as may be incorporated by reference into the agreement evidencing the Restricted Stock pursuant to the Company Option Plan to which such Restricted Stock was granted) except that the number of shares of Restricted Stock shall be multiplied by the Exchange Ratio.

(e) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon the exercise of Options and the vesting of Restricted Stock Units after the Effective Time. The Company shall take all corporate action necessary to authorize the matters set forth in this Section 3.6 to occur as of the Effective Time. Within two Business Days following the Effective Time, Parent and Merger Sub shall file or cause to be filed all registration statements on Form S-8 or other appropriate form as may be necessary in connection with the purchase and sale of Parent Common Stock contemplated by such Options or Restricted Stock Units subsequent to the Effective Time, and shall maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any of the Options or Restricted Stock Units registered thereunder remain outstanding. As soon as reasonably possible after the Effective Time, Parent shall qualify under applicable state securities laws the issuance of such shares of Parent Common Stock issuable upon exercise of Options and the vesting of the Restricted Stock Units.

(f) As of the date hereof, the ESPP shall be terminated. The rights of participants in the ESPP with respect to any offering period then underway under the ESPP shall be determined by treating the last Business Day prior to the date hereof as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP.

SECTION 3.7. Redemption of Preferred Stock. On the Closing Date, Merger Sub will purchase shares of Company Common Stock for cash at a price per share equal to then fair market value of such Company Common Stock and in an amount sufficient to redeem each outstanding share of Series C Preferred Stock and Series D Preferred Stock in accordance with its respective terms, and the Company will use such cash proceeds to redeem such Company Preferred Stock on the Closing Date prior to the Effective Time.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Simultaneously with the execution and delivery of this Agreement, the Company shall deliver to Parent and Merger Sub a disclosure schedule with numbered sections corresponding to the relevant sections in this Agreement (the “Company Disclosure Schedule”). Any exception or qualification set forth in the Company Disclosure Schedule with respect to a particular representation, warranty or covenant contained in this Agreement shall be deemed to be an exception or qualification with respect to all other applicable representations, warranties and covenants contained in this Agreement to the extent any description of facts regarding the event, item or matter disclosed is adequate so as to make readily apparent or otherwise make Parent and Merger Sub reasonably aware that such exception or qualification is applicable to such other representations, warranties or covenants whether or not such exception or qualification is so numbered. Except as otherwise set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 4.1. Organization and Qualification; Subsidiaries.

(a) The Company is (i) a corporation duly organized and validly existing under the laws of the State of Washington and has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and (ii) is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except in the case of (ii) for such failure which, when taken together with all other such failures, would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

(b) Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite corporate or similar power and authority and any necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

(c) The Company has heretofore made available to Parent complete and correct copies of the charter, by-laws, partnership agreements, operating agreements and other organizational documents of each of the Company Subsidiaries, each as amended to date, and each such agreement or instrument is in full force and effect as of the date hereof.

SECTION 4.2. Capitalization.

(a) The authorized capital stock of the Company consists of: (i) 120,000,000 shares of Company Common Stock and (ii) 40,000,000 shares of Company Preferred Stock, of which, 2,800,000 shares have been designated as Series A Junior Participating Preferred Stock, 2,000,000 shares have been designated as Series C Preferred Stock and 3,450,000 shares have been designated as Series D Preferred Stock. As of the date hereof: (A) 47,073,810 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, which includes 300,627 shares of Restricted Stock; (B) 5,450,000 shares of Company Preferred Stock were issued and outstanding; (C) 2,789,717 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Options under the Company Option Plans or the Director Incentive Plan listed in Schedule 4.2(a) of the Company Disclosure Schedule; and (D) 2,800,000 shares of Series A Junior Participating Preferred Stock were reserved for issuance upon the exercise of outstanding rights to purchase Series A Junior Participating Preferred Stock (the “Rights”) issued under the Company’s Rights Agreement, dated as of March 12, 2004 (the “Rights Agreement”).

(b) The issuance and sale of all the shares of capital stock described in this Section 4.2 have been made in compliance in all material respects with United States federal and state securities laws, rules and regulations. Schedule 4.2(b) of the Company Disclosure Schedule accurately sets forth as of the date hereof the names of all holders of options to purchase the Company’s capital stock (including but not limited to Company Options) and the number and type of shares issuable upon exercise of such options, the exercise price and vesting schedule with respect thereto. Except as set forth in Schedule 4.2(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any Person, and complete and correct copies of any such agreements have previously been made available to Parent. Except as set forth in Schedule 4.2(b) of the Company Disclosure Schedule, there are no (A) outstanding stock-appreciation rights, security-based performance units, “phantom” stock or other security rights (other than in the case of clause (A) pursuant to the joint venture Contracts set forth on Schedule 4.18 of the Company Disclosure Schedule) or (B) other Contracts pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance of the Company or any of its Subsidiaries or assets (other than in the case of clause (B) as set forth in the U.S. Employee Benefit Plans and Non-U.S. Employee Benefit Plans set forth on Schedule 4.9 of the Company Disclosure Schedule, the Employment Agreements or distributions pursuant to the joint venture Contracts set forth on Schedule 4.18 of the Company Disclosure Schedule, ordinary course payments, compensation or bonus arrangements or commissions to officers or employees of the Company).

(c) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock that may be issued pursuant to the Company Option Plans or the Director Incentive Plan will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or any similar right. Except as set forth above or on Schedule 4.2(c) of the Company Disclosure Schedule or in the joint venture Contracts set forth on Schedule 4.18 of the Company Disclosure Schedules, (i) there are no other options, warrants or other Contracts obligating the Company or any Subsidiary of the Company to issue or sell any shares of capital stock of or other equity interests in the Company or any Subsidiary of the Company or any Voting Debt of the Company or any Subsidiary of the Company to any Person other than the Company and its Subsidiaries and (ii) there is no Voting Debt of the Company or any Subsidiary of the Company.

(d) Schedule 4.2(d) of the Company Disclosure Schedule sets forth the name of each Subsidiary of the Company (whether owned, directly or indirectly, through one or more intermediaries). All of the outstanding shares of capital stock of, or other equity interest in, to the extent owned directly or indirectly by the Company, each such Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and are owned, directly or indirectly, by the Company, as applicable, free and clear of all Liens. The following information for each Subsidiary is set forth on Schedule 4.2(d) of the Company Disclosure Schedule, if applicable: (i) its name and jurisdiction of incorporation or organization and (ii) the type of and percentage interest held by the Company in the Subsidiary and the names of and percentage interest held by the other interest holders, if any, in the Subsidiary Except for interests in Subsidiaries of the

Company, neither the Company nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any Person (other than investments in investment securities).

(e) Except as set forth in Schedule 4.2(e) of the Company Disclosure Schedule, all dividends or distributions on securities of the Company or any Company Subsidiary that have been declared or authorized prior to the date of this Agreement have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

(f) Except for the Transaction Documents and except as set forth in Schedule 4.2(f) of the Company Disclosure Schedule, to the Company’s Knowledge there are not any voting trusts, proxies or other Contracts relating to the voting of any shares of stock of the Company or any Company Subsidiary, to which the Company or any Company Subsidiary is a party or by which it is bound. Except as set forth in Schedule 4.2(f) of the Company Disclosure Schedule, there are no restrictions on the Company’s ability to vote the equity interests of any of the Company Subsidiaries.

(g) Except as set forth in Schedule 4.2(g) of the Company Disclosure Schedule, there are not any Company Subsidiaries in which any officer or director of the Company or any Company Subsidiary owns any stock or other securities. There are no Contracts between the Company or any Company Subsidiary and any Person that could cause such Person to be treated as holding any stock or security in the Company or any Company Subsidiary as an agent for, or nominee of, the Company or any Company Subsidiary.

SECTION 4.3. Authorization and Execution. The execution and delivery of this Agreement and, subject to obtaining the requisite shareholders’ approval, the performance by the Company of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, assuming this Agreement is enforceable against Parent and Merger Sub, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, rearrangement, reorganization, fraudulent conveyance, fraudulent transfer, moratorium, liquidation, conservatorship or similar laws or by general principles of equity.

SECTION 4.4. Absence of Conflicts; Governmental Authorizations.

(a) The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby will not, (i) conflict with or result in any violation of any provision of the Articles of Incorporation or Restated By-Laws or equivalent organizational document, each as amended to date, of the Company or any of its Subsidiaries; (ii) subject to obtaining the Consents listed in Schedule 4.4 of the Company Disclosure Schedule, conflict with, result in any violation or breach of, constitute a default under, give rise to any right of termination or acceleration (with or without notice or the lapse of time or both), right of purchase, first offer or forced sale, or increase in any cost or obligation of the Company or any of its Subsidiaries or the loss of any benefit of the Company or any of its Subsidiaries pursuant to, or result in being declared void or voidable, any term or provision of any Company Material Contract as to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are or may be bound; or (iii) violate in any respect any term of any Legal Requirement applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound or affected, except, in the case of clauses (ii) and (iii) immediately above, for any such conflicts, violations, breaches, defaults, terminations, cancellations or Liens which would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

(b) Without limiting the generality of Section 4.4(b), and except as set forth on Schedule 4.4 of the Company Disclosure Schedule, the transactions contemplated herein do not (a) violate any provision regarding direct or indirect transfers of interests in any Company Subsidiary that are set forth in any Contract relating to the operation of, or the ownership of interests in, any Company Subsidiary, even if such transactions result in a termination under Section 708 of the Code of any Company Subsidiary or (b) trigger any termination, buy-sell, transfer, option, right of first refusal, right of first offer, tag-along or any similar right by any party under any joint venture Contract or require the consent of any joint venture partner.

(c) Except for applicable requirements, if any, of the Exchange Act (including the filing with the SEC of the Proxy Statement relating to any required approval by the Company’s shareholders of this Agreement), the Securities Act, the filing and recordation of appropriate merger documents as required by the WBCA and the LLC Act, filings required pursuant to any state securities or “blue sky” laws and such other notices, reports or other filings the failure of which to be made would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated hereby, the Company is not required to submit any notice, report or other filing to any Governmental Entity or obtain any Consent of any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 4.5. SEC Reports and Financial Statements.

(a) The Company has filed all forms, reports, schedules, statements and other documents required to be filed by it with the SEC, and has made available to Parent true and complete copies of all such forms, reports, schedules, statements and other documents filed by it since January 1, 2002, under the Exchange Act or the Securities Act (such forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, are referred to as the “Company SEC Documents”). Except as set forth in Schedule 4.5 of the Company Disclosure Schedule each of the Company SEC Documents, at the time filed, (i) did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by such Company SEC Document and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. No Subsidiary of the Company is required to file any form, report or other document with the SEC. To the Company’s Knowledge, the Company does not have any comments from the SEC with respect to any of the Company SEC Documents filed since December 2003 which are outstanding or have not been adequately addressed, nor has it received letters from the SEC requesting information or otherwise inquiring as to any matters affecting the Company which has not been adequately addressed. None of the Company SEC Documents is the subject of any confidential treatment request by the Company.

(b) Except as set forth in Schedule 4.5 of the Company Disclosure Schedule, the consolidated financial statements included in the Company SEC Documents comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of the unaudited statements of the Company, as permitted by SEC Forms 10-Q and 8-K) and fairly present in all material respects (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position, results of operations and cash flows of the Company for the periods presented in the Company SEC Documents.

(c) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company’s filings pursuant to the Exchange Act. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(d) Except as otherwise permitted by this Agreement, there are no “off balance sheet arrangements” (as defined by item 303(a)(4) of Regulation S-K promulgated by the SEC) in respect of the Company and its Subsidiaries.

(e) Schedule 4.5(d) of the Company Disclosure Schedule sets forth all loans between the Company and the Company’s European Subsidiaries as of the date hereof.

SECTION 4.6. Absence of Certain Changes or Events. Since September 30, 2005, except as contemplated by this Agreement or as set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 or the Company’s Quarterly Reports on Form 10-Q or the Company’s Current Reports on Form 8-K or the Company’s proxy statement on Schedule 14A, in each case as amended, filed subsequent thereto and prior to the date hereof (excluding any disclosures set forth in any risk factor section, in any section relating to forward looking statements and any other disclosures included therein that are cautionary, predictive or forward-looking in nature) (the “Recent Company SEC Documents”), or on Schedule 4.6 of the Company Disclosure Schedule, there has not been:

(a) any event that has had or is, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect;

(b) any damage, destruction or loss (whether or not covered by insurance) with respect to any of the assets of the Company or its Subsidiaries, exceeding $500,000 individually or $5,000,000 in the aggregate;

(c) any acquisition (by merger, consolidation, purchase of assets or otherwise) of any Person or business, or any sale of all or any portion of the Company’s or its Subsidiaries’ assets, in each case exceeding $500,000 individually or $5,000,000 in the aggregate;

(d) any pledge of any assets of the Company or any of its Subsidiaries or the granting of any Lien on any of the assets of the Company or any of the Subsidiaries, in each case to secure indebtedness for borrowed money;

(e) any incurrence of Indebtedness other than in the ordinary course of business and consistent with past practice or any issuance of any debt securities by the Company or any of its Subsidiaries;

(f) any material change in the Company’s accounting principles, except insofar as may have been required by a change in GAAP; or

(g) except as set forth on Schedule 4.6 of the Company Disclosure Schedule, any action by the Company or its Subsidiaries that would not be permitted by (1) Section 6.3(ix)(capital expenditures) or (2) Section 6.3(xix)(facilities) if such action had been taken after the date hereof, provided that as to clause (1) such representation as to the Company’s U.S. operations is only made through February 28, 2006 and as to the Company European operations such representation is only made through December 31, 2005; provided further that neither the Company nor its Subsidiaries has made or committed to make any capital expenditures since such dates outside of the ordinary course of business or inconsistent with past practice.

SECTION 4.7. Litigation. Except for environmental matters, which are exclusively addressed in Section 4.16, or as disclosed in the Recent Company SEC Documents, or as set forth on Schedule 4.7 of the Company Disclosure Schedule, there are no claims, actions, suits, arbitrations, inquiries, proceedings or investigations pending or, to the Knowledge (after reasonable inquiry) of the Company, threatened against the Company or any of its Subsidiaries or any properties or rights of the Company or any of the Subsidiaries, before any Governmental Entity or other Person, which, individually or in the aggregate, has had or would, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect or would materially impair or delay the ability of the Company to perform its obligations hereunder or prevent the consummation of the transactions contemplated hereby. Neither the Company, nor any of its Subsidiaries, nor any of the Company’s or any of its Subsidiaries’ respective properties is subject to any order, judgment, writ, injunction or decree, which, individually or in the aggregate, has had or would, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

SECTION 4.8. No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities of a nature required by GAAP to be reflected in a consolidated balance sheet or the notes thereto, except liabilities that (a) are accrued or reserved against in the most recent financial statements included in the Company SEC Documents filed prior to the date hereof or are reflected in the notes thereto, (b) were incurred in the ordinary course of business since September 30, 2005, (c) are incurred pursuant to the transactions contemplated by this Agreement, (d) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business or (e) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 4.9. Employee Benefit Plans; ERISA.

(a) U.S. Employee Benefit Plans; ERISA.

(i) Schedule 4.9(a)(i) of the Company Disclosure Schedule sets forth (i) a list of all employee benefit plans (as defined in Section 3(3) of ERISA) and all other employee compensation and benefit policies, arrangements or payroll practices, including sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, bonus (including any retention bonus plan), stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, hospitalization, medical insurance, life insurance, scholarship programs, retirement, supplemental retirement, severance or other benefit plans, programs or arrangements, that are maintained, contributed to or sponsored by the Company or any of its Subsidiaries in the United States for the benefit of any current or former employee, officer or director of the Company or any of the Subsidiaries in the United States, and (ii) all “employee pension benefit plans,” as defined in Section 3(2) of ERISA, maintained or contributed to by the Company or any ERISA Affiliate or as to which the Company or any ERISA Affiliate is liable to contribute (the “Company U.S. Pension Plans”) (all such plans and arrangements listed in clauses (i) and (ii), (collectively, the “U.S. Employee Benefit Plans”). The Company has made available to Parent and Merger Sub (A) a true and complete copy of each written U.S. Employee Benefit Plan, (B) all current summary plan descriptions and all determination letters from the IRS with respect to any such U.S. Employee Benefit Plan, (C) all administrative service agreements and Form 5500s with respect to any such U.S. Employee Benefit Plan, (D) any related trust (or other funding or financing arrangement) with respect to a U.S. Employee Benefit Plan, and (E) all amendments to any such U.S. Employee Benefit Plan.

(ii) Schedule 4.9(a)(ii) of the Company Disclosure Schedule sets forth a list of all (x) material individual employment, consulting, termination, severance, change in control, retention, post-employment and other compensation agreements, arrangements and plans existing prior to the execution of this Agreement or which will exist prior to the Closing, which are currently in effect (or with respect to which there may be liability) between the Company or any of its Subsidiaries located in the United States and any current or former director, officer or employee thereof, including the name of such current or former director, officer or employee and (y) all such agreements, arrangements and plans under which the annual compensation or severance obligation exceeds $100,000 (collectively, the “Company U.S. Employment Agreements”). Copies of the Company U.S. Employment Agreements have been made available to Parent and Merger Sub.

(iii) (i) Each U.S. Employee Benefit Plan has been maintained in all material respects in accordance with its terms and the requirements of ERISA and the Code and other applicable laws, (ii) each of the Company and its Subsidiaries has performed all material obligations required to be performed by it under any U.S. Employee Benefit Plan and is not in any material respect in default under or in violation of any U.S. Employee Benefit Plan, and (iii) no action or proceeding (other than claims for benefits in the ordinary course) is pending or threatened in writing with respect to any U.S. Employee Benefit Plan by any current or former employee, officer or director of the Company or any of its Subsidiaries located in the United States that would be reasonably expected to have a Company Material Adverse Effect.

(iv) Each U.S. Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt and, to the Knowledge of the Company, no fact or event has occurred since the date of such determination letter or letters from the IRS that could reasonably be expected adversely to affect the qualified status of any such U.S. Employee Benefit Plan or the exempt status of any such trust.

(v) The Company and its ERISA Affiliates have complied in all material respects with the requirements of Section 4980B of the Code and Parts 6 and 7 of Subtitle B of Title I of ERISA regarding health care coverage under the U.S. Employee Benefit Plans.

(vi) None of the U.S. Employee Benefit Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (“Company Multiemployer Plan”) and neither the Company nor any of its ERISA Affiliates has withdrawn in a complete or partial withdrawal from any Company Multiemployer Plan, nor has any of them incurred any present or contingent liability due to the termination or reorganization of any Company Multiemployer Plan, nor are any of them reasonably expected to incur liability under Section 4063 or 4064 of ERISA with respect to any such Company Multiemployer Plan.

(vii) Neither the Company nor any ERISA Affiliate has ever maintained, sponsored, contributed to or otherwise incurred any present or contingent liability with respect to any “single-employer plan”, as defined in Section 4001(a)(15) of ERISA, and neither the Company nor any ERISA Affiliate has any present or contingent liability under Title IV of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company or any ERISA Affiliate.

(viii) To the Knowledge of the Company, there is no liability for breaches of fiduciary duty in connection with the U.S. Employee Benefit Plans, and neither the Company nor any of its Subsidiaries or any “party in interest” or “disqualified person” with respect to the U.S. Employee Benefit Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.

(ix) Any and all contributions, premiums and other payments with respect to compensation or service before and through the Closing Date, or otherwise with respect to periods before and through the Closing Date, due from any of the Company or its ERISA Affiliates to, under or on account of each U.S. Employee Benefit Plan shall have been paid prior to the Closing Date or shall have been fully reserved and provided for or accrued on the Company financial statements.

(x) Except as set forth in Schedule 4.9(a)(x) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, whether alone, or in connection with any other event, will (i) result in any payment (including any retention bonuses, parachute payments or non-competition payments) becoming due to any employee or former employee or group of employees or former employees of the Company or any of its Subsidiaries in the United States; (ii) increase any benefits otherwise payable under any U.S. Employee Benefit Plan or any Company U.S. Employment Agreement; or (iii) result in the acceleration of the time of payment or vesting of any Options, Restricted Stock Units or any other rights or benefits. The Company has provided Parent with a reasonable good-faith estimate of the amount of any estimated severance payment (including estimated gross-up, if applicable) owed under the Company U.S. Employment Agreements due to the transactions contemplated by this Agreement and any subsequent termination of employment.

(b) Non-U.S. Employee Benefit Plans.

(i) Schedule 4.9.(b)(i) of the Company Disclosure Schedule sets forth all material employee benefit plans and arrangements maintained for the benefit of employees of the Company located outside of the United States (the “Non-U.S. Employee Benefit Plans”). All Non-U.S. Employee Benefit Plans are in compliance with all applicable Legal Requirements and have been operated in compliance with the terms thereof, including funding requirements, except to the extent that any non-compliance could not reasonably be expected to have a Company Material Adverse Effect. There are no claims pending or, to the Knowledge of the Company, threatened by employees of the Company’s Subsidiaries located outside of the United States, with respect to non-compliance with the terms of any Non-U.S. Employee Benefit Plans or any applicable requirements, which individually or in the aggregate could reasonably be expected to have a Company Material Adverse Effect. No other events or conditions have occurred relating to the maintenance or operation of a Non-U.S. Employee Benefit Plan or with respect to the employment of employees of any Company Subsidiary located outside of the United States, which individually or in the aggregate could reasonably be expected to have a Company Material Adverse Effect.

(ii) Schedule 4.9(b)(ii) of the Company Disclosure Schedule sets forth a list of all individual employment, consulting, termination, severance, change in control, retention, post-employment and other compensation agreements, arrangements and plans,

(other than statutorily mandated agreements, arrangements and plans) existing prior to the execution of this Agreement or which will exist prior to Closing, which are currently in effect (or with respect to which there may be liability) between a non-US Subsidiary of the Company and any current or former director, officer or employee thereof and under which the annual compensation or severance obligation is at least $100,000 (collectively, the “Company Non-U.S. Employment Agreements”).

(iii) Each Non-U.S. Employee Benefit Plan that is intended to be registered for tax purposes has been registered with the applicable government agency, and, to the Knowledge of the Company, no fact or event has occurred since the date of such registration that could reasonably be expected adversely to affect such registration.

(iv) Any and all contributions, premiums and other payments with respect to compensation or service before and through the Closing Date, or otherwise with respect to periods before and through the Closing Date, due from the Company’s Subsidiaries located outside of the United States under or on account of each Non-U.S. Employee Benefit Plan shall have been paid prior to the Closing Date or shall have been fully reserved and provided for or accrued on the Company financial statements.

(v) Except as set forth in Schedule 4.9(b)(v) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, whether alone, or in connection with any other event, will (i) result in any payment (including any retention bonuses, parachute payments or non-competition payments) becoming due to any employee or former employee or group of employees or former employees of the Company’s Subsidiaries located outside of the United States; (ii) increase any benefits otherwise payable under any Non-U.S. Employee Benefit Plan or any Company Non-U.S. Employment Agreement; or (iii) result in the acceleration of the time of payment or vesting of any Options, Restricted Stock Units or any other rights or benefits.

SECTION 4.10. Labor and Employment Matters. Except as to clauses (b), (c), (e) and (f), which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect:

(a) Except as provided in Schedule 4.10(a) of the Company Disclosure Schedule and, with respect to any of the Company’s Subsidiaries located outside of the United States, any industry-level collective bargaining agreement, neither the Company nor its Subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and there is no question involving current union representation of employees of the Company or any of its Subsidiaries, nor does the Company or any of its Subsidiaries have any Knowledge of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

(b) There is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries located in the United States.

(c) Except as provided in Schedule 4.10(c) of the Company Disclosure Schedule, there is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing, alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(d) There is no strike, slowdown, work stoppage or lockout pending, or, to the Knowledge of the Company, threatened, against or involving the Company or any of its Subsidiaries.

(e) The Company and each its Subsidiaries are in compliance with all applicable Laws in respect of employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health.

(f) Except as provided in Schedule 4.10(f) of the Company Disclosure Schedule, as of the date of this Agreement, there is no proceeding, claim, suit, action or governmental investigation pending or, to the Knowledge of the Company, threatened, with respect to which any current or former director, officer, employee or agent of the Company or any of its Subsidiaries is claiming indemnification from the Company or any of its Subsidiaries.

SECTION 4.11. Information Supplied. None of the information supplied by the Company for inclusion or incorporation by reference in the registration statement on Form S-4 or any amendment or supplement thereto pursuant to which shares of Parent Common Stock issuable in the Merger will be registered with the SEC (the “Registration Statement”) shall (i) when filed with the SEC or other regulatory agency, (ii) when it is declared effective by the SEC, and (iii) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement shall (i) when filed with the SEC or other regulatory agency, (ii) when it (or any amendment thereof or supplement thereto) is mailed to the holders of Company Common Stock, (iii) at the times of each of the Company Shareholders’ Meeting and the Parent Shareholders’ Meeting, and (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event with respect to the Company, or with respect to information supplied by the Company specifically for inclusion in the Proxy Statement or Registration Statement, shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement or Registration Statement, such event shall be so described by the Company and promptly provided to Parent and Merger Sub. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or other information supplied by the Company for inclusion therein, will comply as to form, in all material respects, with the provisions of the Exchange Act, and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of any Legal Requirement as to the information required to be contained therein. Notwithstanding the foregoing the Company makes no representation or warranty with respect to the information supplied or to be supplied by Parent or Merger Sub or its Affiliates for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement.

SECTION 4.12. Permits. Except for environmental matters which are addressed exclusively in Section 4.16, the permits, licenses, approvals, variances, exemptions, orders, franchises, certifications and authorizations from Governmental Entities and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy (collectively, “Permits”), held by the Company and its Subsidiaries are valid and sufficient in all respects for all business presently conducted by the Company and its Subsidiaries and for the operation of the Company’s properties, except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. All applications required to have been filed for the renewal of the Company Permits have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Governmental Entities, except for failures to file which, individually or in the aggregate, have not constituted and would not reasonably be expected to constitute a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any claim or notice nor has any Knowledge (after reasonable inquiry) indicating that the Company or any of its Subsidiaries is currently not in compliance with the terms of any such Permits, except where the failure to be in compliance would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

SECTION 4.13. Compliance with Law. Except for environmental matters, which are exclusively addressed in Section 4.16, to the Company’s Knowledge (after reasonable inquiry), the Business is not being, and has not since January 1, 2004 been, conducted in violation of any Legal Requirement, except such violations which, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect. To the Knowledge (after reasonable inquiry) of the Company, no investigation, review or inquiry by any Governmental Entity with respect to the Company or any of the Company Subsidiaries is pending or is threatened that would reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.14. Taxes. Except as disclosed in Schedule 4.14 of the Company Disclosure Schedule:

(a) The Company and each of its Subsidiaries has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by them in the manner provided by law and all such Tax Returns were correct and complete in all material respects.

(b) The Company and each of its Subsidiaries has (i) timely paid (or had paid on its behalf) all material Taxes (whether or not shown on any Tax Return) that are required to be paid by it and, with respect to any period ending on or prior to September 30, 2005 for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, has made accruals for the projected amount of such Taxes in its books and records and in the balance sheet dated September 30, 2005 contained in the Company SEC Documents filed prior to the date of this Agreement and (ii) has complied in all material respects with the applicable Legal Requirements relating to the payment and withholding of any material Taxes (including any Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Third Party and sales, use and gross receipts Taxes), has duly and timely withheld and paid over to the appropriate Governmental Entity all amounts so withheld and paid under all applicable Legal Requirements, and has duly and timely filed all material Tax Returns with respect to such withheld Taxes.

(c) There are no material Liens for Taxes upon the assets of the Company or any of its Subsidiaries, other than Permitted Liens.

(d) No deficiencies for material Taxes have been asserted or assessed or threatened in writing by any Governmental Entity against the Company or any of its Subsidiaries.

(e) No requests for waivers of the time to assess any material amount of Taxes against the Company and its Subsidiaries have been granted and remain in effect or are pending, and no claim has been asserted in writing by any Governmental Entity in any jurisdiction where the Company and its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by such jurisdiction, and none of the Company and its Subsidiaries has incurred any material liability for the excise tax on “redetermined rents, redetermined deductions and excess interest” described in section 857(b)(7) of the Code. Neither the Company nor any Subsidiary is a party to any litigation or administrative proceeding relating to Taxes (other than litigation dealing with property tax valuations).

(f) The Company, for all taxable years beginning with its date of formation has always been, and will be for the taxable year or portion thereof that will end with and include the Merger, a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”) and has qualified as a REIT for all such years, and (ii) has not taken any action or omitted to take any action which would reasonably be expected to result in a successful challenge by the IRS to its status as a REIT, and no such challenge is pending, or is or has been threatened in writing.

(g) All Taxes that have been incurred since the date of the financial statements of the Company as set forth in the Recent Company SEC Documents have been incurred in the ordinary course of business in amounts consistent with prior periods (adjusted for changes in ordinary course operating results).

(h) True, correct and complete copies of all U.S. federal income Tax Returns for the Company and the Subsidiaries that are treated as corporations or partnerships for U.S. federal income tax purposes, with respect to the taxable years commencing on or after January 1, 2002 have been delivered or made available to Parent.

(i) The Company has not incurred, and, to the Company’s Knowledge, no event has occurred, and no condition or circumstance exists, that will make it likely that the Company will at any time prior to, but not including the Effective Time of the Merger, incur, any liability for any material Taxes under Sections 857(b), 860(c) or 4981 of the Code. Except as disclosed on the Company’s Tax Returns, neither the Company nor any Subsidiary (other than a Taxable REIT Subsidiary) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code.

(j) Other than regular quarterly dividends in amounts consistent with the amounts permitted under Sections 6.6(b) and (c) of this Agreement, the Company will not be required to make distributions to its shareholders in order to maintain its REIT status or to avoid the imposition of corporate level Tax or excise Tax under Section 4981 of the Code (determined without regard to the effects of the Merger).

(k) Each Subsidiary other than any such Subsidiary that is a taxable REIT subsidiary within the meaning of Section 856(l) of the Code (a “Taxable REIT Subsidiary”) or a qualified REIT subsidiary within the meaning of Section 856(i)(2) of the Code (a “Qualified REIT Subsidiary”), has since the date it became a subsidiary been, and will through the Effective Time of the Merger be, classified for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code. Each Company Subsidiary that is a corporation has always been a Qualified REIT Subsidiary or a Taxable REIT Subsidiary and each Subsidiary that is a Taxable REIT Subsidiary and will continue to be a Taxable REIT Subsidiary through the Closing Date.

(l) The Company is not a foreign person within the meaning of Section 1445(b)(2) of the Code, and to the Company’s Knowledge the Company is a “domestically-controlled” REIT within the meaning of Section 897(h) of the Code and Treasury Regulation Section 1.897-1(c)(2)(i).

(m) The Company does not have any earnings and profits attributable to the Company or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(n) None of the Company and its Subsidiaries (i) is a party to any Tax allocation or sharing agreement (other than such an agreement that is exclusively between or among the Company and its wholly owned Subsidiaries, either directly or indirectly) or (ii) has any liability for the Taxes of any Person other than the Company and its Subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement) or (B) as a transferee or successor or (C) by Contract or otherwise (not including any gross-ups for withholding Taxes or tax indemnities for equipment leasing).

(o) Neither the Company nor any Subsidiary holds any asset the disposition of which would subject the Company to taxation under Section 337(d) of the Code, the Treasury Regulations thereunder or IRS Notice 88-19 (or any comparable provisions of state or local law). None of the Company and its Subsidiaries holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code.

(p) The Company has the right to make or to require, and, after the Effective Time of the Merger will continue to have the right to make or to require, each Subsidiary that is treated for U.S. federal income tax purposes as a partnership to make, in the manner provided in Section 1.754-1(b) of the Treasury Regulations, an election under Section 754 of the Code (and any corresponding elections under state or local tax law) (a “Section 754 Election”) to adjust the basis of its property as provided in Sections 734(b) and 743(b) of the Code. At no time prior to the Merger will there have been a revocation or attempted revocation of a Section 754 Election with respect to any Subsidiary that is treated for federal income tax purposes as a partnership.

(q) Neither the Company nor any of its Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(r) Neither the Company nor any Subsidiary has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any application pending with any Governmental Entity requesting permission for any changes in accounting methods, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar Legal Requirement, (iii) requested any extension of time within which to file any material Tax Return, which Tax Return has since not been filed, (iv) granted any extension of the statute of limitations for the assessment or collection of Taxes, or otherwise entered into or filed any agreements, arrangements, waivers or objections extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of Taxes or the filing of any Tax Return, or any payment of Taxes, (v) granted to any Person (other than to an employee of the Company) any power of attorney that is currently in force with respect to any material Tax matter, or (vi) received a ruling from any Governmental Entity in respect of Taxes.

(s) Neither the Company nor any of its Subsidiaries is subject to any Tax Protection Agreements.

(t) Except as set forth on Schedule 4.14 of the Company Disclosure Schedule no amount has been paid by the Company or any of the Company’s ERISA Affiliates, and no amount is expected to be paid by the Company or any of the Company’s ERISA Affiliates, which would be subject to the provisions of Section 162(m) of the Code such that all or a part of such payments would not be deductible by the payor.

(u) The aggregate basis of the assets that will be sold to Merger Sub in the Merger exceeds the amount of the liabilities Merger Sub is assuming and taking the assets subject to by not less than $500 million, as determined for federal income tax purposes.

SECTION 4.15. Properties.

(a) The Company or one of its Subsidiaries (each a “Company Property Owner”) owns fee simple title to each of the real properties (or the applicable portion thereof) set forth on Schedule III entitled, “Real Estate and Accumulated Depreciation”, of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 as being owned in fee (and which do not otherwise qualify as Leased Properties as defined below), as adjusted to reflect purchases and sales disclosed in the Company SEC Documents prior to the date hereof or on Schedule 4.15(a) or Schedule 4.6 of the Company Disclosure Schedule (together with the land underlying such properties and all buildings, structures and other improvements and fixtures located on or under such land and all easements, rights and other appurtenances thereto, collectively, the “Company Properties”), and a valid leasehold estate to each of the real properties identified as being leased and set forth on Schedule 4.15(a)(i) or Schedule 4.6 of the Company Disclosure Schedule (collectively, the “Leased Properties”) pursuant to leases, subleases or other agreements (together with any amendments or modifications thereto, collectively, the “Company Leases”). The Company has delivered or made available to Parent true and complete copies of the Company Leases, and except as would not have a Company Material Adverse Effect, each Company Lease is valid, binding and in full force and effect. The Company Properties and the Leased Properties are all of the real properties owned or leased by the Company and its Subsidiaries. Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, the interests of the Company Property Owners in the Company Properties and the Leased Properties are good and marketable and the same are owned free and clear of Liens except for Permitted Liens. No written termination of or notice of default has been received by the Company or any of its Subsidiaries under a Company Lease, and to the Company’s Knowledge no event has occurred which, with due notice or lapse of time or both, would constitute a default or violation thereunder or which might interfere with the quiet enjoyment of the tenant under any Company Lease, except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

(b) American Land Title Association (or TLTA, CLTA or other similar local equivalent) policies of title insurance (or marked title insurance commitments having the same force and effect as title insurance policies) have been issued by national title insurance companies insuring the good and marketable fee simple or leasehold, as applicable, title of the Company or its Subsidiaries, as applicable, with respect to each of the Company Properties and the Leased Properties that are located in the United States, with the only exceptions or exclusions from such coverage being Permitted Liens, except as would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, each such policy is in full force and effect and no claims have been made or are pending or, to the Knowledge of the Company, threatened thereunder. The Company has delivered or made available to Parent true and complete copies of all such policies except where the failure to do so would not have a Company Material Adverse Effect.

(c) The Company and the Subsidiaries have good title to the personal properties and assets (i) reflected on the consolidated financial statements included in the Company SEC Documents or acquired since the date of such financial statements and (ii) sufficient for the conduct and operation of their respective businesses as currently conducted, except for properties and assets not material in the aggregate to the Business and disposed of in the ordinary course of business consistent with past practice and except for such defects in title which, individually or in the aggregate, would not have a Company Material Adverse Effect.

(d) Except as listed in Schedule 4.15(d) of the Company Disclosure Schedule or which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, each Company Property and Leased Property (i) is in good operating condition and repair and is structurally sound and free of latent or patent structural, mechanical or other significant defects, with no alterations or repairs being required thereto under applicable Legal Requirements or insurance company requirements; (ii) has not suffered any casualty or other damage that has not been repaired; (iii) consists of sufficient land, parking areas, driveways and other improvements and lawful means of access to permit the use thereof in the manner and for the purposes to which it is presently devoted; and (iv) is otherwise suitable, sufficient, adequate and appropriate in all respects (whether physical, structural, legal, practical or otherwise) for its current use, operation and occupancy, except, in each such case, to the extent that failure to meet such standards does not impair or adversely affect the manner or extent of the current use, operation or occupancy of such property. Except as would not have a Company Material Adverse Effect, the Business will, at the Closing Date, include all right, title and interest in and to all assets that are used primarily in or that are being held primarily for use or are otherwise necessary in the operation of the Business as currently conducted.

(e) Except as set forth on Schedule 4.15(e) of the Company Disclosure Schedule or which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, there are no (i) pending or, to the Knowledge of the Company, threatened (in writing) requirements by any insurance company which has issued an insurance policy covering any Company Property or Leased Property which require any repairs or work to be done on any Company Property or Leased Property, (ii) condemnation, eminent domain or rezoning or proceedings that are pending or, to the Knowledge of the Company, threatened (in writing) with respect to any portion of any of the Company Properties or Leased Properties; (iii) pending or, to the Knowledge of the Company (after reasonable inquiry), threatened (in writing) action or proceeding by any Governmental Entity for assessment or collection of taxes, impact fees or special assessments affecting any part of any Company Property or Leased Property; or (iv) zoning, building, land-use, fire, safety and signage or other applicable Laws (including to the Knowledge of the Company, Title III of the Americans with Disabilities Act, 42 U.S.C. §§ 12181-12213, as amended from time to time) or orders that are presently being violated or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or Leased Properties or by the continued maintenance, operation or use of the parking areas related thereto.

(f) Except as set forth in Schedule 4.15(f), Schedule 4.18 or Schedule 6.3 of the Company Disclosure Schedule, no Company Property or Leased Property is subject to any sales contract, option, right of first refusal or similar agreement or arrangement in favor of any Third Party the exercise of which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(g) Except in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has distributed or authorized the distribution of any localized, mass or direct mailing which provides any coupons, discounts or any other rental concession, rebates or free rent for any new or existing tenants of any Company Property or any Leased Property which would be effective after the Closing Date.

SECTION 4.16. Environmental. Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, or as disclosed in the Company SEC documents or on Schedule 4.16 of the Company Disclosure Schedule:

(a) (i) each of the Company Properties, the Leased Properties and the Business is in compliance with all applicable Environmental Laws; (ii) there is no litigation, investigation, request for information or other proceeding pending, or, to the Knowledge of the Company (after reasonable inquiry), threatened against the Company or any Subsidiary under any applicable Environmental Laws; and (iii) the Company has not received any written notice (I) of violation or potential liability under any applicable Environmental Laws that remains unresolved, or (II) that any judicial, administrative or compliance order has been issued against the Company or any Subsidiary which remains unresolved.

(b) Neither the Company nor any Subsidiary has used, generated, stored, treated or handled any Hazardous Material on the Company Properties or Leased Properties, in a manner that would reasonably be expected to result in liability under Environmental Laws, and there are currently no underground storage tanks, active or abandoned, used for the storage of Hazardous Materials on, in or under any Company Properties or Leased Properties in violation of applicable Environmental Laws. Neither the Company nor any Subsidiary has caused a Release of Hazardous Materials on either the Company Properties or the Leased Properties and, to the Knowledge of the Company, no Third Party has caused a Release or threatened Release of Hazardous Materials on either the Company Properties or Leased Properties.

(c) To the Knowledge of the Company, all Hazardous Material which has been removed from any Company Properties or Leased Properties was handled, transported and disposed of at the time of removal in compliance with applicable Environmental Laws.

(d) No representation or warranty is made under this Section 4.16 with respect to the contents of individual storage units of the Company and its Subsidiaries unless the Company has Knowledge of a Release of Hazardous Materials from an individual storage unit on either the Company Properties or the Leased Properties.

SECTION 4.17. Intellectual Property. Except as would, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, (a) the Company and its Subsidiaries own, or are licensed or otherwise possess valid rights to use, all patents, trademarks, service marks, trade names, trade secrets, domain names, computer software, copyrights, inventions, processes, discoveries, formulas, research and development, and applications and registrations for any of the foregoing, in each case, which are material to the conduct of the business of the Company and its Subsidiaries taken as a whole, (collectively, the “Intellectual Property Rights”); (b) to the Company’s Knowledge, there are no conflicts with or infringements of any Intellectual Property Rights by any Third Party, and the conduct of the business of the Company and its Subsidiaries does not conflict with or infringe any intellectual property or other proprietary right of any Third Party; and (c) there are neither any outstanding nor, to the Company’s Knowledge, threatened disputes or disagreements with respect to any of the Intellectual Property Rights.

SECTION 4.18. Material Contracts.

(a) As of the date hereof, except as set forth on Schedule 4.18 of the Company Disclosure Schedule or disclosed in the Recent Company SEC Documents, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any Contract which contains restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or other equity interests of the Company or any of its Subsidiaries;

(ii) any Contract relating to development, construction, capital expenditures or purchases of material, supplies, equipment or other assets or properties (other than purchase orders for such items in the ordinary course of business) in each case requiring aggregate payments by the Company or any of its Subsidiaries in excess of $2,000,000 during their remaining term following the Closing Date;

(iii) any Contract relating to (A) Indebtedness of the Company or any of its Subsidiaries in excess of $1,500,000, (B) any guarantee or assumption of other obligations or reimbursement of any maker of a letter of credit except for agreements entered into in the ordinary course consistent with past practice which agreements relate to obligations which do not exceed $1,500,000 in the aggregate for all such agreements;

(iv) any Contract limiting in any material respect the ability of the Company or any of its Subsidiaries to engage in the Business or to compete in such Business with any Person;

(v) any confidentiality agreements entered into by the Company with a Third Party since January 1, 2004 relating to any actual or potential business combination, merger, sale of the Company, a sale or other divestiture in a single or series of related transactions of more than 25% of the Company’s capital stock, assets or operations, or any other transaction that would reasonably be expected to result in a change of control of the Company (each a “Third Party Confidentiality Agreement”);

(vi) any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(vii) any Contract or executed binding letter of intent involving the future disposition or acquisition of assets or Properties, or any merger, consolidation or similar business combination transaction;

(viii) any Contract involving any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, joint development or similar arrangement (other than Contracts with respect to Indebtedness), in each case involving aggregate payments or obligations by the Company or any of its Subsidiaries in excess of $500,000;

(ix) any Contract involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute which has not been fully performed, other than, in each case, any such Contracts concerning the routine collection of debts entered into in the ordinary course of business and other than, in each case, providing for payments under any such Contract by the Company or any of its Subsidiaries in an amount less than $75,000;

(x) other than the Articles of Incorporation, the By-Laws or applicable insurance policies, any Contract providing for continuing indemnification of any of the Company’s directors, officers or employees (except, in each case, for reimbursement of employment related costs or expenses in the ordinary course);

(xi) any management agreement to which the Company or any of its Subsidiaries is a party as manager;

(xii) any guarantee of third party obligations by the Company or any of its Subsidiaries;

(xiii) any lease for real property in which the amount of payments which the Company is required to make on an annual basis exceeds $100,000;

(xiv) any Contract with an accounting firm, consultant or advisor related to compliance with any Legal Requirements of the Securities and Exchange Commission or other jurisdictional equivalents thereto;

(xv) any Contract entered into outside of the ordinary course of business (including any lease or sublease to which the Company or any of its Subsidiaries is party as lessor or tenant outside of the ordinary course of business) not disclosed pursuant to any other clause of this Section 4.18 or involving payments or obligations in excess of $200,000 by the Company or any of its Subsidiaries which are not terminable by the Company or its Subsidiaries without penalty or premium on sixty days prior notice;

The foregoing Contracts to which the Company or any of its Subsidiaries is a party or are bound are collectively referred to herein as the “Company Material Contracts.” Notwithstanding anything above, in the case of clauses (ii), (iii), (vi), (vii), (viii), (xi), and (xii), Company Material Contracts shall not include any Contract that (1) is terminable upon less than 60-days notice without penalty or premium, (2) will be fully satisfied at or prior to the Closing or (3) provides for aggregate payments by the Company or any of its Subsidiaries of less than $200,000 during the remaining term of such Contract following the Closing Date.

(b) Neither the Company nor any of its Subsidiaries are in breach or default and, to the Company’s Knowledge, no other party to any of the Company Material Contracts is in breach or default (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) under any of the Company Material Contracts, except for such defaults which, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect.

SECTION 4.19. Brokers. No broker, finder or investment banker (other than Banc of America Securities LLC and Citigroup Global Markets Inc. (collectively, the “Financial Advisors”)) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. The Company has heretofore furnished to Parent and Merger Sub true and complete information concerning the financial arrangements between the Company and the Financial Advisors pursuant to which such firms would be entitled to any payment as a result of the transactions contemplated hereunder. The Financial Advisors are entitled to a fee in the amount set forth on Schedule 4.19 of the Company Disclosure Schedule including amounts that have been previously paid and are not entitled to any other brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

SECTION 4.20. Opinion of Financial Advisor. Each Financial Advisor has rendered to the Company Board an opinion to the effect that, as of the date of the opinion and subject to the assumptions and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock (except Parent, Merger Sub and their respective Affiliates). A true and correct copy of such opinion will be delivered to Merger Sub solely for informational purposes after receipt thereof by the Company.

SECTION 4.21. Anti-Takeover Legal Requirements. Prior to the date of this Agreement, the Company has taken all actions necessary to exempt under or make not subject to the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other takeover Legal Requirements and regulations of any state, including the provisions of Section 23B.19 of the WBCA and any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares (collectively, “Takeover Statutes”): (i) the execution and delivery of this Agreement; (ii) the Merger; and (iii) the transactions contemplated hereby.

(a) The Company and the Company Board have taken all appropriate and necessary actions to render any and all limitations on ownership of Company Common Stock as set forth in the Restated Articles of Incorporation, inapplicable to the Merger and the other transactions contemplated thereby.

SECTION 4.22. Rights Agreement Amendment. The Company and the Rights Agent under the Rights Agreement have duly executed and delivered an amendment to the Rights Agreement (without redeeming the Rights identified therein), and shall maintain in effect all necessary action (i) to render the Rights Agreement inapplicable with respect to the Merger, this Agreement and the transactions contemplated hereby; (ii) to ensure that (x) neither Parent nor Merger Sub nor any of their “Affiliates” (as such term is defined in the Rights Agreement) or “Associates” (as such term is defined in the Rights Agreement) is considered to be an “Acquiring Person” (as such term is defined in the Rights Agreement) and (y) the provisions of the Rights Agreement, including the occurrence of a “Distribution Date” (as such term is defined in the Rights Agreement), are not and shall not be triggered by reason of the announcement or consummation of the Merger, this Agreement or the consummation of any of the other transactions contemplated hereby; and (iii) to ensure that the Rights shall automatically terminate on and as of the Effective Time be void and of no further force or effect. The Company has made available to Merger Sub a true, complete and correct copy of the Rights Agreement, as amended, and the Rights Agreement has not been further modified or amended.

SECTION 4.23. Insurance. The Company and its Subsidiaries have obtained and maintained in full force and effect insurance in such amounts, on such terms and covering such risks as management of the Company believes is reasonable for its business. The Company or the applicable Company Subsidiary has paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies in any material respect. All such policies are valid, outstanding and enforceable and neither the Company nor any of its Subsidiaries has agreed to modify or cancel any of such insurance policies nor has the Company received any notice of any actual or threatened modification or cancellation of such insurance other than in the ordinary course of business and consistent with past practice or such as is normal and customary in the Company’s industry. No such policy will terminate as a result of the Merger.

SECTION 4.24. Voting Requirements. Except as set forth on Schedule 4.24 of the Company Disclosure Schedule, the only vote required of the holders of the Company’s capital stock to adopt this Agreement and to approve the Merger is the affirmative majority vote of the outstanding shares of Company Common Stock.

SECTION 4.25. Affiliate Transactions. Since January 1, 2005, there have been no transactions or series of related transactions, or to the Knowledge of the Company (after reasonable inquiry), and except as set forth on Schedule 6.3 of the Company Disclosure Schedule, currently proposed transactions or series of related transactions, entered or to be entered into by the Company or any of its Subsidiaries which are of the type required to be disclosed, or would be required to be disclosed if consummated, by the Company pursuant to Item 404 of Regulation S-K under the Securities Act that are not so disclosed or have not been disclosed to Parent. True and complete copies of any Contracts relating to any such consummated transactions have been delivered or made available to Parent prior to the date hereof.

SECTION 4.26. Investment Company Act of 1940. Neither the Company nor any of the Company Subsidiaries is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

SECTION 4.27. Disclaimer of Other Representations and Warranties. No representation or warranty is made in this Article IV with respect to the contents of individual storage units of the Company and its Subsidiaries unless the Company has Knowledge of an event or circumstance related to an individual storage unit. The Company does not make, and has not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby other than those expressly set forth in or made pursuant to this Agreement. Except as expressly set forth herein, no Person has been authorized by the Company to make any representation or warranty relating to the Company or any of its Subsidiaries or their respective businesses, or otherwise in connection with the Merger and the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by the Company.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Simultaneously with the execution and delivery of this Agreement, Parent and Merger Sub shall deliver to the Company a disclosure schedule with numbered sections corresponding to the relevant sections in this Agreement (the “Parent Disclosure Schedule”). Any exception or qualification set forth in the Parent Disclosure Schedule with respect to a particular representation, warranty or covenant contained in this Agreement shall be deemed to be an exception or qualification with respect to all other applicable representations, warranties and covenants contained in this Agreement to the extent any description of facts regarding the event, item or matter disclosed is adequate so as to make readily apparent or otherwise make the Company reasonably aware that such exception or qualification is applicable to such other representations, warranties or covenants whether or not such exception or qualification is so numbered. Except as otherwise set forth in the Parent Disclosure Schedule, Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:

SECTION 5.1. Organization and Qualification.

(a) Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of California and has all requisite power and authority to own its assets and to carry on its business as presently conducted. Parent has all requisite power and authority to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(b) Merger Sub is a limited liability company duly organized, validly existing with active status under the laws of the State of Delaware and has all requisite power and authority to own its assets and to carry on its business as presently conducted. Merger Sub has all requisite power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby. Parent owns directly or indirectly substantially all of the issued and outstanding interests of Merger Sub.

SECTION 5.2. Capitalization.

(a) The authorized capital stock of Parent consists of: (i) 200,000,000 shares of Parent Common Stock, (ii) 200,000,000 shares of equity stock, par value $.01 per share, and (iii) 50,000,000 shares of preferred stock of Parent. As of March 1, 2006: (A) 129,786,793 shares of Parent Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable; (B) 8,744.193 shares of Equity Stock, Series A (represented by 8,774,193 depositary shares) which rank on parity with the Parent Common Stock; (C) 1,702,536 shares of preferred stock of the Parent (including preferred stock represented by 102,536,000 depositary shares were issued and outstanding and 9,000 shares were reserved for issuance upon the exchange of certain preferred units; (D) 1,784,145 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding stock options or vesting of outstanding restricted stock units under the Parent stock option and incentive plans listed in Schedule 5.2 of the Parent Disclosure Schedule; and (E) 9,012,128 shares of common stock reserved for issuance upon conversion of the Equity Stock Depositary Shares and partnership units listed in Schedule 5.2 of the Parent Disclosure Schedule.

(b) All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or any similar right. Except as set forth above in Schedule 5.2 of the Parent Disclosure Schedule, (i) there are no other options, warrants or other rights, agreements, arrangements or commitments of any character obligating Parent or any Subsidiary of Parent to issue or sell any shares of capital stock of or other equity interests in Parent or any Subsidiary of Parent or any Voting Debt of Parent or any Subsidiary of Parent and (ii) there is no Voting Debt of Parent or any Subsidiary of Parent.

SECTION 5.3. Authorization and Execution. The execution and delivery of this Agreement and the performance of each of Parent and Merger Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a legal, valid and binding agreement of each of Parent and Merger Sub enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, assuming this Agreement is enforceable against the Company, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, rearrangement, reorganization, fraudulent conveyance, fraudulent transfer, moratorium, liquidation, conservatorship or similar laws or by general principles of equity.

SECTION 5.4. Absence of Conflicts; Governmental Authorizations.

(a) The execution and delivery by each of Parent and Merger Sub of this Agreement, the performance by each of them of their respective obligations hereunder and the consummation by each of them of the transactions contemplated hereby will not (i) conflict with or result in any violation of any provision of the Certificate of Incorporation or By-Laws or equivalent organizational documents, each as amended to date, of Parent or Merger Sub, (ii) materially conflict with, result in any violation or breach of, constitute a default under, give rise to any right of termination or acceleration (with or without notice or the lapse of time or both) or increase in any cost or obligation of the Company pursuant to, or result in being declared void or voidable, any term or provision of any note, bond, mortgage, indenture, lease, license, Contract or other instrument to which Parent or Merger Sub is a party or by which any of their respective properties or assets are or may be bound, (iii) violate in any material respect any term of any Legal Requirement applicable to Parent or Merger Sub or by which any their respective properties or assets are bound or affected, except in the case of clauses (ii) and (iii) immediately above, for any such conflicts, violations, breaches, defaults, terminations, cancellations or Liens which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) Except for applicable requirements, if any, of the Securities Act, the Exchange Act, the filing and recordation of appropriate merger documents as required by the WBCA and the LLC Act, filings required pursuant to any state securities or “blue sky” laws, and such other Consents, notices, reports or other filings the failure of which to be made would not, individually or in the aggregate, have a Parent Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated hereby, neither Parent nor Merger Sub is required to obtain any Consent from or submit any notice, report or other filing to any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 5.5. SEC Reports and Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents required to be filed by it with the SEC, and has made available to Company true and complete copies of all such forms, reports, schedules, statements and other documents filed by it since January 1, 2002, under the Exchange Act or the Securities Act (such forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, are referred to as the “Parent SEC Documents”). Except as set forth in Schedule 5.5 of the Parent Disclosure Schedule, each of the Parent SEC Documents, at the time filed, (i) did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by such Parent SEC Document and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Except for Public Storage Properties IV, Ltd. and Public Storage Properties V, Ltd., no Subsidiary of Parent is required to file any form, report or other document with the SEC.

(b) The consolidated financial statements included in the Parent SEC Documents comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of the unaudited statements of Parent, as permitted by SEC Forms 10-Q and 8-K) and fairly present in all material respects (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position, results of operations and cash flows of Parent for the periods presented in the Parent SEC Documents.

(c) Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company’s filings pursuant to the Exchange Act. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(d) Except as otherwise permitted by this Agreement, there are no “off balance sheet arrangements” (as defined by item 303(a)(4) of Regulation S-K promulgated by the SEC) in respect of Parent and its Subsidiaries.

SECTION 5.6. Absence of Certain Changes or Events. Since September 30, 2005, except as contemplated by this Agreement or as set forth in Parent’s Annual Report on Form 10-K for the year ended December 31, 2004 or Parent’s Quarterly Reports on Form 10-Q or Parent’s Current Reports on Form 8-K or Parent’s proxy statement on Schedule 14A, in each case as amended, filed subsequent thereto and prior to the date hereof (excluding any disclosures set forth in any risk factor section, in any section relating to forward looking statements and any other disclosures included therein that are cautionary, predictive or forward-looking in nature) (the “Recent Parent SEC Documents”), there has not been any event that has had or is reasonably expected to have a Parent Material Adverse Effect.

SECTION 5.7. Litigation. Except for environmental matters, which are exclusively addressed in Section 5.14, or as disclosed in the Recent Parent SEC Documents, there are no claims, actions, suits, arbitrations, inquiries, proceedings or investigations pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any properties or rights of Parent or any of its Subsidiaries, before any Governmental Entity, which, individually or in the aggregate, has had or would, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect or to materially impair or delay the ability of either of Parent or Merger Sub to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. Neither Parent, Merger Sub, nor any of Parent’s Subsidiaries, nor any of Parent’s, Merger Sub’s or any of Parent’s Subsidiaries’ respective properties is subject to any order, judgment, writ, injunction or decree, which, individually or in the aggregate, has had or would, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

SECTION 5.8. No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities of a nature required by GAAP to be reflected in a consolidated balance sheet or the notes thereto, except liabilities that (a) are accrued or reserved against in the most recent financial statements included in the Parent SEC Documents filed prior to the date hereof or are reflected in the notes thereto, (b) were incurred in the ordinary course of business since September 30, 2005, (c) are incurred pursuant to the transactions contemplated by this Agreement, (d) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business, or (e) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 5.9. Information Supplied. None of the information supplied by Parent and Merger Sub for inclusion or incorporation by reference in the Registration Statement shall (i) when filed with the SEC or other regulatory agency, (ii) when it is declared effective by the SEC, and (iii) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information to be supplied by Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement shall (i) when filed with the SEC or other regulatory agency, (ii) when it (or any amendment thereof or supplement thereto) is mailed to the holders of Company Common

Stock, (iii) at the times of each of the Company Shareholders’ Meeting and the Parent Shareholders’ Meeting, and (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event with respect to Parent or Merger Sub, or with respect to information supplied by Parent or Merger Sub specifically for inclusion in the Proxy Statement or Registration Statement, shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement or Registration Statement, such event shall be so described by Parent or Merger Sub and promptly provided to the Company. All documents that Parent or Merger Sub is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form, in all material respects, with the provisions of the Exchange Act, and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of applicable Legal Requirements as to the information required to be contained therein. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to the information supplied or to be supplied by the Company or any Affiliate (other than Parent or Merger Sub to the extent Parent or Merger Sub is determined to be an Affiliate of the Company) thereof for inclusion or incorporation by reference in the Proxy Statement or Registration Statement.

SECTION 5.10. No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any financing), Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

SECTION 5.11. Compliance with Law. Except for environmental matters, which are exclusively addressed in Section 5.14 or as disclosed in the Recent Parent SEC Documents, to the Knowledge of Parent, the business of Parent and Merger Sub is not being, and has not since January 1, 2004 been, conducted in violation of any Legal Requirement, except such violations which, individually or in the aggregate, would not be reasonably expected to have a Parent Material Adverse Effect. To the Knowledge of Parent, no investigation, review or inquiry by any Governmental Entity with respect to Parent or any Subsidiaries of Parent is pending or is threatened that would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 5.12. Taxes.

Except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect:

(a) Parent and its Subsidiaries have timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them in the manner provided by law and all such Tax Returns were correct and complete,

(b) Parent and its Subsidiaries have paid (or had paid on their behalf) all Taxes due in respect of the periods covered by such Tax Returns as required to be paid by them,

(c) For all taxable years commencing with 2001 through the date hereof, Parent has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT.

SECTION 5.13. Properties. Parent or one of its Subsidiaries (each a “Parent Property Owner”) owns fee simple title to each of the real properties (or the applicable portion thereof) described in the Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 as being owned in fee, as adjusted to reflect purchases and sales disclosed in the Parent SEC Documents prior to the date hereof (or which were not required to be so disclosed) (collectively, the “Parent Properties”), and a valid leasehold estate to each of the real properties subject to a lease described in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as adjusted to reflect purchases and sales disclosed in the Parent SEC Documents prior to the date hereof (or which were not required to be so disclosed) (collectively, the “Parent Leased Properties”). Except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect, the interests of the Parent Property Owners in the Parent Properties and the Parent Leased Properties are good and marketable, and the same are owned free and clear of Liens except for Permitted Liens. No written termination of or notice of default has been received by Parent or any of its Subsidiaries under a lease pursuant to which Parent or one of its Subsidiaries holds its interest in a Parent Leased Property, except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

SECTION 5.14. Environmental. To Parent’s Knowledge and except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect:

(a) (i) each of the Parent Properties and Parent Leased Properties and Parent’s business are in material compliance with all applicable Environmental Laws; (ii) there is no litigation or other proceeding pending threatened against Parent under any Environmental Laws; and (iii) Parent has not received any written notice (I) of violation or potential liability under any Environmental Laws that remains unresolved, or (II) that any judicial, administrative or compliance order has been issued against Parent which remains unresolved.

(b) There has been no Release or threatened Release of Hazardous Material on the Parent Properties or Parent Leased Properties in material violation of any Environmental Law.

(c) All Hazardous Materials which has been removed from any Parent Properties or Parent Leased Properties has been handled, transported and disposed of at the time of removal in material compliance with Environmental Laws.

SECTION 5.15. Brokers. No broker, finder or investment banker (other than Goldman, Sachs & Co.) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent and Merger Sub.

SECTION 5.16. Voting Requirements. The only vote required of the holders of Parent’s capital stock in connection with the transactions contemplated hereby is the approval of the Share Issuance by the affirmative majority vote of the outstanding shares of Parent Common Stock and the Equity Stock, Series A (represented by Depositary Shares Each Representing 1/1,000 of a Share of Equity Stock, Series A) voting together as one class. The Depositary Shares Each Representing 1/1,000 of a Share of Equity Stock, Series A vote at a rate of one-tenth of a vote per depositary share.

SECTION 5.17. Disclaimer of Other Representations and Warranties. No representation or warranty is made in this Article V with respect to the contents of individual storage units of Parent and its Subsidiaries unless Parent has Knowledge of an event or circumstance related to an individual storage unit. Parent and Merger Sub do not make, and have not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby other than those expressly set forth in or made pursuant to this Agreement. Except as expressly set forth herein, no Person has been authorized by Parent or Merger Sub to make any representation or warranty relating to Parent or Merger Sub or their respective businesses, or otherwise in connection with the Merger and the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by Parent or Merger Sub.

ARTICLE VI.

COVENANTS OF THE COMPANY

SECTION 6.1. Access to Information.

(a) The Company will provide Parent and Parent’s counsel, accountants and other representatives and agents with reasonable access, upon prior notice and during normal business hours, to the facilities, properties, officers, directors, district managers, senior MIS personnel, MIS consultants and vendors, accountants, assets, books and records of the Company and (i) Parent shall have the right, subject to the terms of this Section 6.1, to prepare or cause to be prepared surveys, inspections, engineering studies, environmental assessments and other tests, examinations or studies with respect to the Company Properties; provided that (A) Parent indemnifies the Company for any losses, costs or damages associated with any such items or caused during any period as a result of Parent’s access, (B) the Company receives copies of all such items, and (C) Parent may not do any invasive or destructive testing of the Company Properties, (ii) Parent shall have the right, upon prior notice and during normal business hours, to provide employees of the Company with information; provided that (A) Parent first coordinates the distribution of such information to the Company employees with the Company, (B) provides the Company copies of all materials to be provided to employees of the Company, and (C) provides the Company with a reasonable opportunity to review such materials, (iii) the Company shall provide Parent with a monthly review of the unaudited revenues, capital spending and performance data of the Company and the Company Subsidiaries within 20 days after the end of each such month on a property by property basis, and (iv) the Company will furnish Parent with such financial and operating data and other information with respect to the business, personnel and properties of the Company or the transactions contemplated hereby as Parent shall from time to time reasonably request; provided, however, that such investigation (a) shall be conducted upon reasonable prior notice with a representative of the Company present, and in such manner as not to interfere unreasonably with the operation of the business of the Company, (b) shall not include speaking with employees (other than district managers in the manner provided above), customers or suppliers of the Company without the prior consent of the Company (other than to the extent such customers or suppliers are customers of or suppliers to Parent or any of its Subsidiaries); provided further that the Company shall provide reasonable assistance and cooperation to Parent in connection with integration planning and transition activities (including access to accounting, MIS, and other systems) and access to employees as reasonably necessary in connection therewith; provided that such access shall be coordinated with the Company and conducted in such manner as not to interfere unreasonably with the operation of the business of the Company, and (c) neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate the rights of any Person with which it has a business relationship, constitute a waiver of the attorney-client privilege or contravene any Legal Requirement.

(b) Each of Parent and Merger Sub will hold and treat and will cause their Representatives to hold and treat in confidence all documents and information concerning the Company or its Subsidiaries furnished or otherwise made available to such party in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

SECTION 6.2. Information for Registration Statement. The Company will promptly furnish to Parent such data and information relating to it and its Subsidiaries as Parent may reasonably request for the purpose of including such data and information in the Registration Statement and any amendments or supplements.

SECTION 6.3. Conduct of Business. The Company covenants and agrees that prior to the Effective Time, except (i) as expressly provided in this Agreement, (ii) as set forth in Schedule 6.3 of the Company Disclosure Schedule or (iii) as agreed in writing by Parent, after the date hereof:

(a) (1) Subject to the restrictions set forth in clause (a)(2), the Company will, and will cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice, use reasonable best efforts to preserve substantially intact in all material respects its present business organization, assets, properties, reputation and key relations, keep available in all material respects the services of its present officers, directors and employees (except that Parent agrees that it shall not be a breach of this provision if any Company employees choose to voluntarily terminate their employment with the Company after the date hereof), and (2) the Company will not, and will not, to the extent such Subsidiary is controlled by the Company or its Affiliates, permit any of its Subsidiaries, to

(i) authorize, issue or commit to issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock of any class (whether or not from treasury stock) or other equity interests in the Company, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or securities, except for the issuance of shares of

Company Common Stock upon the exercise of, and in accordance with, Options granted prior to the date hereof; provided, however, that nothing herein shall prohibit the Company from (A) making automatic option grants to directors of the Company pursuant to the Directors Incentive Plan, or (B) issuing shares of Company Common Stock pursuant to the terms of the ESPP;

(ii) split up, combine or reclassify any of its capital stock or other equity interests in the Company;

(iii) purchase, redeem or otherwise acquire any shares of its capital stock of any class or any equity interests in the Company, or any interest in or right to acquire any such shares or other equity interests in the Company;

(iv) (A) increase the compensation or benefits payable or to become payable to the directors, officers, consultants or employees of the Company, or any of its Subsidiaries, other than to employees at the level of store manager, district manager or below, in the ordinary course of business consistent with past practice; provided, that no such increases shall increase the number of weeks of severance, if any, that the Company is obligated to pay such employees or the terms of the Company’s severance plans, (B) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance, stock incentive or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or employee, except as contemplated by this Agreement or to the extent required by applicable law or the terms of a collective bargaining agreement, (C) increase the benefits payable under any existing severance or termination pay policies or employment or other agreements, (D) take any affirmative action to accelerate the vesting of any stock-based compensation, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company U.S. Employment Agreement, U.S. Employee Benefit Plan or Non-U.S. Employee Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Company U.S. Employment Agreement, U.S. Employee Benefit Plan or Non-U.S. Employee Benefit Plan or agreements or awards made thereunder), other than contributions (whether in stock or cash) made to Company U.S. Pension Plans as required by the terms of such plans and consistent with past practice, (F) take any action to fund or in any other way secure the payment of compensation or benefits under any Company U.S. Employment Agreement, U.S. Employee Benefit Plan or Non-U.S. Employee Benefit Plan, (G) make any material determinations not in the ordinary course of business consistent with past practice under any collective bargaining agreement, Company U.S. Employment Agreement, U.S. Employee Benefit Plan or Non-U.S. Employee Benefit Plan, (H) amend or modify any Company Option Plan, (I) grant or promise any tax offset payment award under any Company Option Plan, (J) make any loan or cash advance to, or engage in any transaction with, any current or former director, officer or employee, except advances to employees in the ordinary course of business consistent with past practice, (K) make any loan or cash advance to any current or former consultant or independent contractor, (L) hire any officers, consultants or employees other than at the district manager level or below (including office personnel at such levels) in the ordinary course of business consistent with past practice and only to the extent such hires are reasonably necessary to replace employees no longer employed after the date hereof or to staff new facilities, or (M) terminate the employment of any holder of Restricted Stock or Restricted Stock Units as of the Effective Time;

(v) subject to the provisions of Section 6.4, adopt or effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(vi) subject to the provisions of Section 6.4, except for the lease of self storage facilities and related assets in the ordinary course of business consistent with past practice and for transactions disclosed on Schedule 6.3 of the Company Disclosure Schedule, transfer, sell, lease (other than as lessee pursuant to leases in effect as of the date hereof), license, sell and leaseback, mortgage (except as otherwise permitted pursuant to Schedule 6.3 of the Company Disclosure Schedule), encumber or otherwise dispose of or assign any (i) Company Properties (ii) of the Company’s or any Subsidiary’s interest in the Leased Properties or (iii) or other material assets (including any contracts or stock (or equivalent thereof of the Company’s Subsidiaries) or permit any (x) Company Properties, (y) of the Company’s or any Subsidiary’s interest in the Leased Properties or (z) or other material assets (including any contracts or stock (or equivalent thereof of the Company’s Subsidiaries) to be subjected to any Liens, other than Permitted Liens, except (A) to the extent such Lien is made or incurred in the ordinary course of business consistent with past practice, or (B) in the case of involuntary Liens on Company Properties and/or Leased Properties, to the extent such Liens do not materially affect the value of, or interfere with the business or the operation of, the Company Properties and the Leased Properties taken as a whole;

(vii) amend, modify or repeal, or propose to do, or permit or consent to any amendment, modification or repeal of its Articles of Incorporation or Restated By-Laws (or equivalent organizational document) or take any action with respect to such action other than is contemplated in connection with the Merger;

(viii) enter into, or become obligated under, or change, amend, terminate or otherwise modify any Company Material Contract (other than as otherwise permitted by this Section 6.3, including construction or other Contracts contemplated by clause (ix) below), or fail to enforce any material rights or claims of the Company under any Contract in a materially adverse manner (including any write-off or other materially adverse compromise of any material accounts receivable of the Company or any of its Subsidiaries);

(ix) make or commit to make capital expenditures except for expenditures the Company reasonably deems necessary to address emergency situations, to ensure compliance with applicable law or to cure a default under a material agreement or as set forth in Schedule 6.3 of the Company Disclosure Schedule;

(x) (A) incur any Indebtedness for borrowed money other than borrowings pursuant to the Company’s and its Subsidiaries’ revolving credit arrangements in effect on the date hereof in the ordinary course, consistent with past practice, for working capital purposes, (B) issue, sell or amend any debt securities or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (C) make any loans, advances or capital contributions to, or investment in, or repay any indebtedness owing to any Person other than the Company or any of its direct or indirect Subsidiaries in an amount in excess of $1,000,000 other than the repayment of Indebtedness existing as of the date hereof at maturity in accordance with its terms; provided that the Company may take any of the actions proscribed by this Section 6.3(a)(x) following reasonable consultation with Parent and with Parent’s prior written consent (such consent not to be unreasonably withheld);

(xi) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates (other than replacement of such existing hedging agreements or other financial agreements or arrangements required by the Company’s Contracts related to Indebtedness, following reasonable consultation with Parent); provided that the Company may enter into such agreements following reasonable consultation with Parent and with Parent’s prior written consent (such consent not to be unreasonably withheld);

(xii) acquire by merging or consolidating with, or by purchasing all or substantially all, or a portion of all, the assets, capital stock (or equivalent thereof) or other equity securities of any other Person, or any business division, assets or properties of any other Person or otherwise organize or acquire control or ownership of any other Person.

(xiii) make, amend or rescind any express or deemed material election relative to Taxes, unless such election or rescission is (i) required by any Legal Requirement, or (ii) necessary to preserve the status of the Company as a REIT or of any Subsidiary of the Company (other than any taxable REIT subsidiary or qualified REIT subsidiary) as a partnership or disregarded entity for federal income tax purposes, waive or extend the statute of limitations with respect to any Taxes, or settle or compromise any material liability for Taxes (other than settling appeals of property Tax valuations) or amend any Tax Return; provided, that nothing in this Agreement shall preclude the Company from designating dividends paid by it as “capital gains dividends” within the meaning of Section 857 of the Code or electing to treat any entity as a taxable REIT subsidiary;

(xiv) enter into any Tax Protection Agreement;

(xv) make any changes in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or other Legal Requirement;

(xvi) take any action, or fail to take any action, which can reasonably be expected to cause (i) the Company to fail to qualify as a REIT, or (ii) any of its Subsidiaries to cease to be treated as a partnership or disregarded entity for federal income tax purposes, as a REIT, as a Qualified REIT Subsidiary, or as a Taxable REIT Subsidiary under Section 856(l) of the Code, as the case may be;

(xvii) make any payments or incur any liability or obligation to or for the benefit of any Third Party for the purpose of obtaining any consent from such Third Party to the Merger or the transactions contemplated hereunder;

(xviii) initiate, compromise or settle any litigation or arbitration proceeding (A) relating to this Agreement or the transactions contemplated hereby or (B) material to the Company and its Subsidiaries, taken as a whole;

(xix) open or close any facility or office material to the Company and its Subsidiaries, taken as a whole;

(xx) adopt or implement any shareholder rights plan or similar device or arrangement; or

(xxi) take, undertake, incur, authorize, commit or agree to take any of the foregoing actions.

(b) The Company will advise Parent as soon as reasonably practicable of (and, in the case of any written notice, provide to Parent a copy of):

(i) the commencement of or, to the Knowledge of the Company, the threat of any material claim, litigation, action, suit, inquiry or proceeding involving the Company, any of its Subsidiaries, their respective properties or assets, or, to the Knowledge of the Company, involving any of their respective directors, officers or agents (in their capacities as such);

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

(iv) in furtherance and not in limitation of Sections 7.2(a), 8.1 and 8.2, a copy of each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of domestic or foreign (whether national, federal, state, provincial, local or otherwise) laws in connection with this transaction or outside of the ordinary course of business which, in each case, would be reasonably likely to have a Company Material Adverse Effect.

(c) The Company will, and will cause each of its Subsidiaries to, comply, in all material respects, with all Legal Requirements applicable to the Business.

(d) The Company shall provide to Parent a summary of the amounts outstanding on its and its Subsidiaries’ revolving credit arrangements on a monthly basis.

(e) Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

SECTION 6.4. No Solicitation. (a) Except as provided in this Section 6.4(a) or in Section 6.4(b), the Company shall not, and it shall cause its Subsidiaries and its and their respective officers, directors, employees, agents and representatives (collectively, the “Representatives”) not to, directly or indirectly, (i) solicit, encourage, initiate or take any other action to facilitate any inquiries or the making of any inquiries regarding, or the submission of, any proposal or offer that constitutes, relates to, or could reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, assist or participate in any effort or attempt by, or otherwise cooperate in any way with, any Person relating to any Acquisition Proposal or with respect to, any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal or approve or recommend any Acquisition Proposal; provided, however, that (without limiting the rights of Parent or Merger Sub hereunder) nothing contained in this Section 6.4 or any other provision of this Agreement shall prohibit the Company or the Company Board from (A) taking and disclosing to the Company’s shareholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rules 14d-9 and 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) or (B) making any legally required disclosure to shareholders with regard to an Acquisition Proposal. Upon execution of this Agreement, the Company shall, and it shall cause the Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and shall immediately request the return or destruction of all confidential information regarding the Company or its Subsidiaries provided to any Person or group prior to the date of this Agreement pursuant to the terms of any applicable Third Party Confidentiality Agreements, and the Company shall use its reasonable best efforts to enforce (to the extent the Company has Knowledge of a breach by the other party thereto), and shall not waive any of the provisions of, any such Third Party Confidentiality Agreement. Notwithstanding the foregoing, prior to the date of the Company Shareholders’ Meeting, the Company and the Representatives may furnish information concerning its and its Subsidiaries’ business, properties or assets to any Person or group (so long as such Person or group is not in breach of the “standstill” provisions of any Third Party Confidentiality Agreement), and may negotiate and participate in discussions and negotiations with such Person or group concerning an Acquisition Proposal if: (w) such Person or group has submitted an unsolicited Acquisition Proposal which did not result from a material breach by the Company, any of its Subsidiaries or any Representative of the terms and conditions set forth herein and which the Company Board believes in good faith (after consultation with its legal and financial advisors) is reasonably likely to lead to a Superior Proposal; (x) if the Company Board determines in good faith (after consultation with its legal advisors) that failing to do so would be a breach of its fiduciary duties, including the standards of conduct set forth in Section 23B.08.300 of the WBCA, (y) prior to providing any nonpublic information permitted to be provided pursuant to this sentence, the Company shall have entered into a confidentiality agreement with such Person or Group on terms no less favorable to it than the Confidentiality Agreement (without regard to any modification thereof pursuant hereto), and (z) the Company shall provide Parent a copy of any nonpublic information to be provided pursuant to this sentence prior to furnishing such information to such Person or group, provided, however, that the Company shall not be required to provide Parent any such non-public information that is already contained in the Intralinks data room as of the date hereof.

(b) Except as set forth in this Section 6.4(b), neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company Board or any such committee of this Agreement or the transactions contemplated hereby, including the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding anything in this Agreement to the contrary, prior to the date of the Company Shareholders’ Meeting, the Company Board may withdraw or modify its approval or recommendation of this Agreement or the transactions contemplated hereby, including the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal (each, a “Subsequent Determination”), in each case if (x) the Company shall not have violated its obligations under this Section 6.4 in any material respect and shall have received a Superior Proposal, (y) the Company Board shall have determined in good faith (after consultation with its legal advisors) that failing to take such action would be a breach of its fiduciary duties including the standards of conduct set forth in Section 23B.08.300 of the WBCA, and (z) prior to taking such action, the Company provides four Business Days written notice to Parent advising Parent that the Company Board has made the determination described in clause (y) immediately above and complies with Section 10.1(d)(i).

(c) From and after the date of this Agreement, the Company shall promptly (but in any event within 24 hours) advise Parent of the receipt of any inquiries, requests, proposals or offers relating to an Acquisition Proposal received by the Company and keep Parent informed as to the status of and any material developments regarding any such inquiries, requests, proposals or offers. Any such notice shall be made in writing and shall indicate the material terms and conditions thereof (including the identity of the party making the Acquisition Proposal and a copy of the Acquisition Proposal and any modifications thereto).

SECTION 6.5. Tax Matters.

(a) From the date of this Agreement until the Effective Time, each of the Company and its Subsidiaries will duly and timely file all Tax Returns and other documents required to be filed by it with federal, state, local and any non-U.S. Tax authorities, subject to extensions permitted by any Legal Requirement and properly granted by the appropriate authority, provided that the Company notifies Parent that it or any of its Subsidiaries is availing itself of such extensions, and provided, further, that such extensions do not adversely affect the Company’s status as a REIT under the Code.

(b) The Company and its Subsidiaries shall cooperate in the preparation, execution, and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar Taxes (together with any related interest, penalties or additions to such Taxes, “Transfer Taxes”) which become payable in connection with the transactions contemplated by this Agreement, and shall cooperate in attempting to minimize the amount of such Transfer Taxes.

(c) The Company shall provide Parent an opinion of Perkins Coie LLP or other outside counsel reasonably satisfactory to Parent, dated as of the Closing Date, to the Company substantially in the form of Exhibit C and reasonably satisfactory to Parent (the “Company REIT Opinion”).

(d) For U.S. federal and applicable state income tax purposes, the Company shall report and treat the Merger as a taxable disposition by the Company of all of the Company’s assets to Merger Sub in exchange for the Merger Consideration, the cash paid pursuant to Section 3.7, the Parent Preferred Stock, if any, and the assumption of all of the Company’s liabilities, followed by a liquidating distribution of such Merger Consideration, cash paid pursuant to Section 3.7 and Parent Preferred Stock, if any, to the holders of Company Common Stock and Company Preferred Stock under Sections 331 and 562 of the Code. This Agreement constitutes a “plan of liquidation” of the Company for federal income tax purposes and the Company Board, prior to that date on which the Effective Time of the Merger occurs, will adopt this Agreement as such plan.

(e) Prior to the Effective Time, the Company shall use reasonable best efforts to merge or otherwise convert each Subsidiary of the Company that is a Qualified REIT Subsidiary into a limited liability company or entity that is treated, and will continue to be treated after the Effective Time, as a disregarded entity for U.S. federal income tax purposes, and the Company shall notify Parent prior to the Effective Time of the name of each Subsidiary that is a Qualified REIT Subsidiary that will not be so merged or converted prior to the Effective Time.

SECTION 6.6. Dividends. From and after the date of this Agreement, the Company shall not declare or pay any dividend or distribution to its shareholders without the prior written consent of Parent; provided, that the written consent of Parent shall not be required for the authorization and payment of (a) additional distributions required by the Code for the Company to maintain its REIT status or necessary to eliminate any federal Tax liability, after giving effect to any payments made pursuant to clauses (b), (c), (d) and (e) below, and provided that the Company shall consult with Parent prior to making any such dividend or distribution pursuant to this clause (a) as to the requirement or necessity thereof; (b) dividends or distributions of up to $2.175 per year per share to holders of the Series C Preferred Stock and dividends or distributions of up to $2.1875 per year per share to holders of the Series D Preferred Stock which are paid in accordance with past practices (including record and payment dates) and the terms of the Certificates of Designation of such series of Company Preferred Stock; (c) the previously declared quarterly distributions of $0.56 per share of Company Common Stock payable during the first quarter of 2006, with record and payment dates of March 3, 2006 and March 13, 2006, respectively; (d) distributions payable to holders of Company Common Stock, the record date of which shall be the earlier of June 3, 2006 or the last Business Day immediately preceding the Closing Date (the “Second Quarter Record Date”), which distributions shall be in an amount per share equal to (x) $0.56 less (y) the per share amount of any distributions paid or declared pursuant to clause (a) above during the period following March 6, 2006 to the Second Quarter Record Date; and (e) distributions to holders of Company Common Stock for each calendar quarter thereafter (commencing July 1, 2006) ending on or prior to the Closing Date in an amount per share equal to the (x) regular quarterly distribution per share then paid to holders of Parent Common Stock (which Parent presently intends, subject to declaration by Parent’s board of directors, will be $0.50 per share of Parent Common Stock) multiplied by (y) the Exchange Ratio, and (z) in each case less the per share amount of any distributions pursuant to clause (a) above paid or declared following the date hereof and not previously deducted in computing the distributions payable pursuant to clause (d) or this clause (e) (any such excess being carried forward), provided, that the record and payment dates for each quarterly distribution with respect to the Company Common Stock pursuant to this clause (e) shall be the same as the record and payment dates for the applicable regular quarterly distribution for the Parent Common Stock, provided that each such record date shall be in the applicable calendar quarter, and that such record and payment dates shall be provided by Parent to the Company by written notice not less than twenty Business Days prior to the record date for such quarterly Parent distribution. In the event that a distribution with respect to the Company Common Stock or the Company Preferred Stock permitted by this Section 6.6 has (x) a record date prior to the Effective Time and (y) has not been paid as of the Effective Time, the holders of Company Common Stock or Company Preferred Stock, as applicable, shall be entitled to receive such distribution from the Company at the time such shares are exchanged pursuant to Article II and Article III of this Agreement. It is understood and agreed that Parent may set the record date for the regular quarterly distribution payable to holders of Parent Common Stock on the same date as the Second Quarter Record Date, which distribution shall be in an amount per share equal to the regular quarterly distribution per share then paid to holders of Parent Common Stock. It is the intention of the parties hereto that each holder of a share of Company Common Stock (assuming such holder owned such share prior to and as of March 2, 2006 and does not subsequently transfer such share during the remainder of 2006 except in connection with the conversion into Parent Common Stock in connection with the Merger) shall receive one quarterly distribution during each of the four calendar quarters of 2006, either as a Company shareholder in accordance with clauses (d) and (e) above or, after the Effective Time, as a Parent shareholder by receipt of a regular quarterly distribution.

SECTION 6.7. Preferred Stock. On or before the date the Proxy Statement is mailed to holders of Company Common Stock (but in no event more than 90 days prior to the anticipated Closing Date), the Company shall publish a notice of redemption in a publication of general circulation in the City of New York, once a week for two successive weeks, and mail a notice to each holder of record of shares of Series C Preferred Stock and Series D Preferred Stock, such notice to state that the Company will redeem all of the Series C Preferred Stock and Series D Preferred Stock immediately prior to and conditioned upon the Closing and otherwise containing such other information required by the terms of the Series C Preferred Stock and Series D Preferred Stock and shall, subject to compliance by Parent with Section 3.7, otherwise take such action as necessary to cause the redemption of all of the Series C Preferred Stock and Series D Preferred Stock immediately prior to and conditioned upon the Closing.

ARTICLE VII.

COVENANTS OF PARENT AND MERGER SUB

Parent covenants and agrees with the Company that, at all times before the Closing and to the extent specified, after the Closing, Parent at its expense will comply and will cause Merger Sub or the Surviving Company, as the case may be, to comply with all covenants and provisions of this Article VII, except to the extent otherwise expressly required or permitted by this Agreement.

SECTION 7.1. Obligation of Parent to Make Merger Effective and Merger Sub’s Stockholder Consent. Parent shall cause Merger Sub to take all legally permitted actions necessary on its part to carry out the transactions contemplated hereby. Parent, as the sole stockholder of Merger Sub, will consent in writing to the approval of this Agreement and the Merger in accordance with applicable law.

SECTION 7.2. Access to Information.

(a) Parent and Merger Sub will provide the Company’s counsel, accountants and other representatives and agents with reasonable access (in relation to the Company’s status as a party to this Agreement), upon prior notice and during normal business hours, to the books and records of Parent and Merger Sub and will furnish the Company with such financial and operating data and other information with respect to the business, personnel and properties of Parent and Merger Sub or the transactions contemplated hereby as the Company shall from time to time reasonably request; provided, however, that such investigation (a) shall be conducted upon reasonably prior notice with a representative of Parent present, and in such manner as not to interfere unreasonably with the operation of the business of Parent or Merger Sub, (b) shall not include speaking with employees, customers or suppliers of Parent or Merger Sub without the prior consent of Parent, other than to the extent such customers or suppliers are customers of or suppliers to the Company or any of its Subsidiaries, and (c) neither Parent, Merger Sub nor any of Parent’s Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate the rights of any Person with which it has a business relationship, constitute a waiver of the attorney-client privilege or contravene any Legal Requirement.

(b) The Company will hold and treat and will cause its Representatives to hold and treat in confidence all documents and information concerning Parent or Merger Sub or their Subsidiaries furnished or otherwise made available to such party in connection with the transactions contemplated by this Agreement in accordance with the confidentiality agreement, dated as of February 27, 2006, by and between Parent and the Company, which confidentiality agreement shall remain in full force and effect in accordance with its terms.

SECTION 7.3. Information for Proxy Statement for the Company’s Shareholders. Parent will promptly furnish to the Company such data and information relating to it and Merger Sub as the Company may reasonably request for the purpose of including such data and information in the Proxy Statement and any amendments or supplements thereto used by the Company to obtain the necessary shareholder approval of the Merger.

SECTION 7.4. Conduct of Business. Parent and Merger Sub covenant and agree that prior to the Effective Time, except (i) as expressly provided in this Agreement, or (ii) as agreed in writing by Company, after the date hereof:

(a) Parent and Merger Sub will not, and will not permit any of Parent’s Subsidiaries to:

(i) adopt or effect a plan of complete or partial liquidation, dissolution as to Parent or Merger Sub;

(ii) amend, modify or repeal, or propose to do, or permit or consent to any amendment, modification or repeal of its Articles of Incorporation or Restated By-Laws (or equivalent organizational document) in such a manner as would cause holders of Company Common Stock that receive Parent Common Stock pursuant to the Merger to be treated differently than other holders of Parent Common Stock;

(iii) take any action, or fail to take any action, which can reasonably be expected to cause Parent to fail to qualify as a REIT; or

(iv) take, undertake, incur, authorize, commit or agree to take any of the foregoing actions.

(b) Parent will advise the Company as soon as reasonably practicable of (and, in the case of any written notice, provide to the Company a copy of):

(i) the commencement of or, to the Knowledge of Parent, the threat of any material claim, litigation, action, suit, inquiry or proceeding involving Parent, any of its Subsidiaries, relating to this Agreement or the transactions contemplated hereby;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

(iii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement.

(c) Parent will, and will cause each of its Subsidiaries to, use commercially reasonable efforts to preserve substantially intact in all material respects its present business organization, assets, properties, reputation and key relations and keep available in all material respects the services of its present officers, directors and employees.

(d) Parent will, and will cause each of its Subsidiaries to, comply, in all material respects, with all Legal Requirements applicable to their business.

SECTION 7.5. Indemnification Rights.

(a) Parent and the Surviving Company agree that all rights to indemnification and advancement of expenses and exculpation and release now existing in favor of the officers and directors of the Company or any of its Subsidiaries (including any Person who was or becomes a director or officer prior to the Effective Time) (the “Indemnified Parties”) under the WBCA or as provided in the Company’s or any of its Subsidiaries’ articles of incorporation, by-laws, resolutions or any other written agreement between them with respect to matters occurring at or prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than six years after the Effective Time (or, in the case of claims or other matters occurring on or prior to the expiration of such six-year period which have not been resolved prior to the expiration of such six-year period, until such matters are finally resolved), and Parent shall cause the Surviving Company and its Subsidiaries to, and the Surviving Company shall, honor all such rights. Parent shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous) provided, that in no event shall Parent be required to pay aggregate premiums for insurance under this Section 7.5(a) in excess of 200% of the aggregate premiums paid by the Company in 2005 for such purpose and, if the annual premiums of such insurance coverage exceed such amount, Parent shall use its reasonable best efforts to obtain a policy with the greatest coverage available for a cost not exceeding such amount; and provided, further, that officers and directors of the Company or any Subsidiary may be required to make application and provide customary representations and warranties to Parent’s insurance carrier for the purpose of obtaining such insurance. Until the sixth anniversary of the Effective Time, Parent and its Affiliates shall not amend, modify or repeal the provisions for indemnification of directors or officers contained in the articles of incorporation or by-laws (or comparable charter documents) of the Surviving Company or its Subsidiaries in such a manner as would adversely affect the rights of any individual who has served as a director or officer of the Company or its Subsidiaries prior to the Effective Time to be indemnified in respect of their serving in such capacities prior to the Effective Time.

(b) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against or involves any Indemnified Party, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 7.5 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(c) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to any Legal Requirement, contract or otherwise.

(d) In the event Parent or any of its successors or assigns (i) consolidates or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 7.5.

SECTION 7.6. Employee Benefits.

(a) Employee Benefits - U.S. Employees.

(i) Parent agrees that, during the period commencing at the Effective Time and ending on December 31, 2006 (the “Benefits Continuation Period”), the employees of the Company and any of its Subsidiaries located in the United States who are employed as of the Closing Date and continue employment (each a “Company U.S. Employee”) will continue to be provided with salary and benefits under employee benefit and commission or similar plans that are comparable in the aggregate to those currently provided by the Company or any of its Subsidiaries located in the United States to such employees under the U.S. Employee Benefit Plans listed in Schedule 4.9(a) of the Company Disclosure Schedule; provided that discretionary benefits shall remain discretionary.

(ii) For purposes of all employee benefit plans, programs and agreements maintained by or contributed to by Parent and its Subsidiaries (including, after Closing, the Surviving Company), Parent shall, or shall cause its Subsidiaries to cause each such plan, program or arrangement to treat the prior service with the Company or any of its Subsidiaries located in the United States of any Company U.S. Employee (to the same extent such service is recognized under analogous plans, programs or arrangements of the Company or any of its Subsidiaries located in the United States prior to the Effective Time) as service rendered to Parent or any of its Subsidiaries, as the case may be, for all purposes; provided, however, that such crediting of service shall not (i) operate to duplicate any benefit or the funding of such benefit under any plan, (ii) require the crediting of past service for benefit accrual purpose under any defined benefit pension plan or (iii) be credited if past service credit has not been or will not be provided to employees or Parent or its Subsidiaries participating in such plan. Company U.S. Employees shall also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any other plan for which deductibles or co-payments are required. Parent shall also cause each Parent Plan (as defined below) to waive any preexisting condition or waiting period limitation which would otherwise be applicable to a Company U.S. Employee on or after the Effective Time (to the extent such limitation would not apply under the corresponding U.S. Employee Benefit Plan). Parent shall recognize any accrued but unused vacation of the Company U.S. Employees as of the Effective Time, and Parent shall cause the Company and its Subsidiaries located in the United States to provide such paid vacation. For purposes of this Agreement, a “Parent Plan” shall mean such employee benefit plan, as defined in Section 3(3) of ERISA, or a nonqualified employee benefit or deferred compensation plan, stock option, bonus or incentive plan or other employee benefit or fringe benefit program, that may be in effect generally for employees of Company and its Subsidiaries located in the United States from time to time.

(iii) (A) During the Benefits Continuation Period, Parent shall satisfy or Parent shall cause the Company to satisfy any liability for all severance and similar obligations payable to any Company U.S. Employee, including for any Company U.S.

Employee who is terminated by Parent or the Company, or any of their respective Subsidiaries located in the United States on terms no less favorable than those provided under the applicable Company severance plan set forth in Schedule 7.6(a)(iii)(A) of the Company Disclosure Schedule; provided, that all payment under such plans and programs that are discretionary shall remain discretionary, and (B) notwithstanding anything herein to the contrary, during the one year period following the Closing Date, Parent shall satisfy or Parent shall cause the Company to satisfy any liabilities incurred pursuant to the programs set forth on Schedule 7.6(a)(iii)(B) of the Company Disclosure Schedule.

(iv) Except as provided in this Section 7.6(a), nothing in this Agreement shall limit or restrict the rights of Parent or the Company to modify, amend, terminate or establish employee benefit plans or arrangements, in whole or in part, at any time after the Effective Time.

(v) No provision of this Section 7.6(a) shall create any third party beneficiary rights in any Company U.S. Employee or any current or former director or consultant of the Company or its Subsidiaries located in the United States in respect of continued employment (or resumed employment) or any other matter.

(b) Employee Benefits - Non-U.S. Employees. Parent agrees that, at the Effective Time, Parent shall be responsible for and shall pay to any participant who holds gain sharing rights under the Shurgard Europe Gain Sharing Plan (the “Gain Sharing Plan”), any amounts due to such participant pursuant to Rule 7.1 of the Gain Sharing Plan. At the Effective Time, any gain sharing rights that were held by participants under the Gain Sharing Plan immediately prior to the Effective Time shall become fully matured pursuant to sub-Rule 5.1.5 of the Gain Sharing Plan.

(c) Employment Agreements. Parent agrees to cause the Company to honor all Contracts listed in Schedule 7.6(c) of the Company Disclosure Schedule in accordance with their terms (including any termination or amendment rights), which are applicable with respect to any employee, officer, director or executive or former employee, officer, director, or executive of the Company or any of its Subsidiaries (collectively, the “Employment Agreements”). Parent acknowledges that a “Business Combination” as that term is used in the Employment Agreements, shall occur at the Effective Time. Neither this Section 7.6(c) nor any other provision of this Agreement shall limit the ability or right of the Company and its Subsidiaries to terminate the employment of any of their respective employees after the Effective Time (subject to any rights of any such employees pursuant to any binding Contract, arrangement, policy, plan or commitment).

SECTION 7.7. Tax Matters.

(a) From the date of this Agreement until the Effective Time, Parent and its Subsidiaries will duly and timely file all Tax Returns and other documents required by it to be filed with federal, state and local Tax authorities, subject to extensions permitted by any Legal Requirement and properly granted by the appropriate authority, provided that such extensions do not adversely affect Parent’s status as a REIT under the Code.

(b) Parent and its Subsidiaries shall cooperate in the preparation, execution, and filing of all returns, questionnaires, applications, or other documents regarding any Transfer Taxes which become payable in connection with the transactions contemplated by this Agreement, and shall cooperate in attempting to minimize the amount of such Transfer Taxes.

(c) For U.S. federal and applicable state income tax purposes, Parent and its Subsidiaries shall report and treat the Merger as a taxable disposition by the Company of all of the Company’s assets to Merger Sub in exchange for the Merger Consideration, the cash paid pursuant to Section 3.7, the Parent Preferred Stock, if any, and the assumption of all of the Company’s liabilities, followed by a liquidating distribution of such Merger Consideration, cash paid pursuant to Section 3.7 and the Parent Preferred Stock, if any, to the holders of the Company Common Stock and Company Preferred Stock pursuant to Sections 331 and 562 of the Code.

(d) Parent shall provide to the Company an opinion of Hogan & Hartson, L.L.P. or other outside counsel reasonably satisfactory to the Company, dated as of the Closing Date, to Parent substantially in the form of Exhibit D and reasonably satisfactory to the Company (the “Parent REIT Opinion”).

ARTICLE VIII.

COVENANTS OF ALL PARTIES

SECTION 8.1. Shareholder Approval; Preparation of Proxy Statement and Registration Statement.

(a) As promptly as practicable following the date hereof, the Company and Parent shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials that shall constitute the proxy statement/prospectus relating to the matters to be submitted to the Company common shareholders at the Company Shareholders’ Meeting (as defined below) and to Parent common shareholders at the Parent Shareholders Meeting (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Proxy Statement”), and Parent shall prepare and file with the SEC the Registration Statement (of which the Proxy Statement will be a part). Parent and the Company shall use their reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Merger. The Company, acting through the Company Board shall, subject to its fiduciary duties under the WBCA, have included in the Proxy Statement the recommendation of the Company Board that the shareholders of the Company approve the Merger and adopt this Agreement. Parent, acting through its board of directors, shall have included in the Proxy Statement the recommendation of Parent’s board of directors that the shareholders of Parent approve the Share Issuance. All correspondence and communications to the SEC made by the Company or Parent with respect to the transactions contemplated by this Agreement, will be provided to the other party with an opportunity to review and comment thereon, prior to such communication or correspondence being made to the SEC, and all other correspondence or communication made to the SEC by the Company shall be provided to Parent at the time of submission to the SEC.

(b) Parent and the Company shall make all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Each party will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock or the Parent Preferred Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the Proxy Statement or the Registration Statement shall be filed without the approval of both parties hereto, which approval shall not be unreasonably withheld or delayed; provided that, with respect to documents filed by a party which are incorporated by reference in the Proxy Statement or the Registration Statement, this right of approval shall apply only with respect to information relating to the other party and its Affiliates, their business, financial condition or results of operations or the transactions contemplated hereby; and provided, further, that the Company, in connection with a Subsequent Determination, may amend or supplement the Proxy Statement (including by incorporation by reference) pursuant to a Qualifying Amendment (as defined below) to effect such a Subsequent Determination, and in such event, this right of approval shall apply only with respect to information relating to Parent and its Affiliates or their business, financial condition or results of operations. “Qualifying Amendment” means an amendment or supplement to the Proxy Statement (including by incorporation by reference) to the extent it contains (i) a Subsequent Determination, (ii) a statement of the reasons of the Company Board for making such Subsequent Determination and (iii) additional information reasonably related to the foregoing.

(c) If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of the Company.

(d) The Company shall, following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of its common shareholders for the purpose of adopting this Agreement and approving the Merger (the “Company Shareholders’ Meeting”). The Company shall, subject to the provisions of Section 6.4, (i) use its reasonable best efforts to solicit from common shareholders of the Company proxies in favor of adoption of this Agreement and approval of the Merger for the Company Shareholders’ Meeting and (ii) recommend to its common shareholders the adoption of this Agreement and approval of the Merger.

(e) Parent shall, following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of its common shareholders (the “Parent Shareholders’ Meeting”) for the purpose of approving the Share Issuance. Parent shall (i) use its reasonable best efforts to solicit from common shareholders of Parent proxies in favor of approval of the Share Issuance for the Parent Shareholders’ Meeting and (ii) recommend to its common shareholders the approval of the Share Issuance. The Parent board of directors shall not withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Company, its approval or recommendation of this Agreement, the Merger and the Share Issuance. Parent shall take all actions necessary or advisable to authorize and create the Parent Preferred Stock including amending its articles of incorporation and, if required, obtaining the approval of its shareholders in connection therewith.

(f) Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated, the Company shall not be required to hold the Company Shareholders’ Meeting and Parent shall not be required to hold the Parent Shareholders’ Meeting.

SECTION 8.2. Reasonable Best Efforts.

(a) Each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Legal Requirements applicable to such party and otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or non-actions, extensions, waivers, Permits or Consents from Persons, including Third Parties and the making of all other necessary registrations, notices and filings (including other filings with Governmental Entities, if any), (ii) the preparation of the Proxy Statement, (iii) the preparation of the Registration Statement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carryout the purposes of, this Agreement.

(b) Each of Parent and the Company shall use its reasonable best efforts to cooperate in all respects with each other in connection with any filing or submission to or any investigation or proceeding by the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Entity.

(c) Each of Parent and the Company shall, in connection with the efforts referenced in Section 8.2(a) to obtain all required Permits and Consents under any applicable Legal Requirements, use its reasonable best efforts to (i) subject to applicable Legal Requirements and provided that parties may redact any discussion of the value of this or alternative transactions, permit the other party to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or material oral communication (or other correspondence or memoranda) between it and any Governmental Entity, and (ii) promptly inform each other of and supply to such other party any communication (or other correspondence or memoranda) received by such party from, or given by such party to, the DOJ, the FTC or any other Governmental Entity, in each case regarding the Merger contemplated hereby.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 8.2, if any objections are asserted with respect to the Merger contemplated hereby under any antitrust or competition law, each of Parent and the Company agrees to use its reasonable best efforts (which under no circumstances shall involve divesting of material assets) to resolve any antitrust concerns, federal, state, foreign or private, obtain all Permits and Consents and obtain termination of the waiting period under the HSR Act or any other applicable law and the termination of any outstanding judicial or administrative orders prohibiting the Closing so as to permit consummation of the Merger as soon as practicable. In furtherance and not in limitation thereof, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened in writing to be instituted) challenging any transaction contemplated by this Agreement as violative of any law or regulation, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Entity that would make the Merger illegal or would otherwise prohibit or materially impair or delay the consummation of the transactions contemplated hereby, the Company shall cooperate with Parent in all respects in responding thereto, and each shall use its respective reasonable best efforts to contest, resist and/or attempt to resolve any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the Merger.

(e) In connection with the obtaining of Consents from Third Parties or obviating the need to obtain such Consents, if requested in writing by Parent, the Company shall or shall cause its Subsidiaries to execute any documents, agreements and instruments and take such other actions to the extent practicable, in accordance with applicable Legal Requirements and the Company’s Articles of Incorporation and By-Laws and the applicable formation and governing Contracts of the Company’s Subsidiaries (including forming Subsidiaries and transferring properties or assets of the Company to such Subsidiaries), all in such order, form and substance as reasonably requested by Parent; provided, however, that if the Closing is not consummated and this Agreement is terminated in accordance with its terms, Parent shall, promptly upon request by the Company, reimburse the Company for all out-of-pocket costs and expenses (including fees and expenses of counsel, accountants, appraisers and other advisors) incurred by the Company or its Subsidiaries in connection with any actions taken by the Company or its Subsidiaries at the direction of Parent in accordance with this Section 8.2(e). If the Closing is not consummated and this Agreement is terminated in accordance with its terms, Parent agrees to indemnify and hold harmless the Company and its Subsidiaries from and against any and all liabilities arising or resulting from, or suffered or incurred by any of them, in connection with any actions taken in good faith or at Parent’s direction in connection with this Section 8.2(e).

SECTION 8.3. Listing of Shares. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock and the Parent Preferred Stock to be issued in the Merger and by the transactions contemplated by this Agreement and the shares of Parent Common Stock to be reserved for issuance upon exercise of Options (the “Share Issuance”) to be approved for listing, upon official notice of issuance, on the NYSE.

SECTION 8.4. Affiliate Letter. On or prior to the date of the Company Shareholders Meeting, the Company will deliver to Parent a letter (the “Company Affiliate Letter”) identifying all persons who are “affiliates” of the Company for purposes of Rule 145 under the Securities Act (“Rule 145”). On or prior to the Closing Date, the Company will use all reasonable efforts to cause each person identified as an “affiliate” in the Company Affiliate Letter to deliver a written agreement, in form and substance reasonably acceptable to Parent, in connection with restrictions on affiliates under Rule 145.

SECTION 8.5. Section 16(b). Assuming that the Company delivers to Parent the Company Section 16 Information (as hereinafter defined) in a timely fashion prior to the Effective Time, the Board of Directors of Parent, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing in substance that the receipt by the Company Insiders (as hereinafter defined) of Parent Common Stock in exchange for shares of Company Common Stock pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Company Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act in accordance with Rule 16b-3 and interpretations of the SEC thereunder. “Company Section 16 Information” shall mean information accurate in all material respects regarding Company Insiders, the number of shares of Company Common Stock held by each such Company Insider and expected to be exchanged for Parent Common Stock in the Merger and any other information that may be required under applicable interpretations of the SEC under Rule 16b-3. “Company Insiders” shall mean those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Company Section 16 information.

SECTION 8.6. Company Indebtedness. With respect to the indentures set forth on Schedule 8.6 of the Company Disclosure Schedule (collectively, the “Assumed Indentures”), Parent shall execute and deliver to the trustees or other representatives in accordance with the terms of the respective Assumed Indentures, supplemental indentures or other instruments, in form reasonably satisfactory to the respective trustees or other representatives, expressly assuming the obligations of the Company and/or any of its Subsidiaries under such indentures with respect to the due and punctual payment of the principal of (and premium, if any) and interest, if any, on, and conversion and redemption obligations, if any, under, all debt securities issued by the Company and/or any of its Subsidiaries under the Assumed Indentures and the due and punctual performance of all the terms, covenants and conditions of the Assumed Indentures to be kept or performed by the Company and/or any of its Subsidiaries and shall deliver such supplemental indentures or other instruments to the respective trustees or other representatives under the Assumed Indentures. The Company and its Subsidiaries shall provide, and shall cause their respective officers, employees and Representatives to provide, all cooperation reasonably requested by Parent in connection with the repayment, defeasance, modification, refinancing, or assumption, effective upon the Closing of all rights and obligations of the Company and its Subsidiaries in respect of Indebtedness and any debt or equity financing arrangements of Parent. Such cooperation shall include, but not be limited to, the preparation and delivery of any required certificates, supplemental indentures, notices, supplemental agreements and other customary documents and deliverables. If the Closing is not consummated, Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including fees and expenses of counsel) incurred by the Company or its Subsidiaries in connection with any actions taken by the Company or its Subsidiaries in accordance with this Section 8.6.

SECTION 8.7. Parent Board of Directors. At the Effective Time, Parent shall take all requisite action to cause one of the current independent members of the Company Board mutually selected by Parent and the Company to be appointed as a director to the Board of Directors of Parent.

SECTION 8.8. Public Announcements. The press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by Merger Sub and the Company. Thereafter, Merger Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including the Merger and shall not issue any such press release or make any such public statement before such consultation, except as may be required by any applicable Legal Requirement.

ARTICLE IX.

CONDITIONS OF MERGER

SECTION 9.1. General Conditions. Notwithstanding any other provisions of this Agreement, the obligations of all of the parties hereto to effect the Merger shall be subject to satisfaction of the following conditions:

(a) The Company’s Shareholder Approval. The shareholders of the Company shall have approved the Merger as provided for in Section 8.1.

(b) Parent’s Shareholder Approval. The shareholders of Parent shall have approved the Share Issuance as provided for in Section 8.1.

(c) Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued since the date of this Agreement by any Governmental Entity and shall remain in effect; and no U.S. federal or state Legal Requirement that makes consummation of the Merger illegal shall be in effect or shall have been enacted or adopted since the date of this Agreement and shall remain in effect.

(d) NYSE Listing. The shares of Parent Common Stock and Parent Preferred Stock to be issued in the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of Options shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated and not concluded or withdrawn.

SECTION 9.2. Conditions to Obligations of Parent and Merger Sub. Notwithstanding any other provisions of this Agreement, the obligations of Parent and Merger Sub to effect the Merger shall be subject to satisfaction of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in (i) Sections 4.2(a) (Capitalization), 4.3 (Authorization and Execution), 4.19 (Brokers), 4.20 (Opinion of Financial Advisors), 4.21 (Anti-takeover Legal Requirements), 4.22 (Rights Agreement Amendment), and 4.24 (Voting Requirements) of this Agreement shall be true and correct in all material respects on and as of the date hereof and on and as of Closing Date as if made at and as of the Closing Date (except for any representations and warranties made as of a specified date, which shall be true and correct in all material respects as of the specified date) and (ii) in all other sections of this Agreement shall be true and correct (without regard to any materiality or Company Material Adverse Effect qualifier contained therein), on and as of the date hereof and on and as of the Closing Date as if made at and as of the Closing Date (except for any representations and warranties made as of a specified date, which shall be true and correct as of the specified date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) No Material Adverse Effect. After the date of this Agreement, there shall not have occurred or been discovered any Company Material Adverse Effect or events, developments or circumstances that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, except for events, developments or circumstances associated with or related to Parent waiving the condition in Section 9.2(f).

(d) Tax Opinion. The Company shall have delivered to Parent and Merger Sub the Company REIT Opinion.

(e) Officer’s Certificate. The Company shall have delivered to Parent an officer’s certificate reasonably satisfactory to Parent certifying that the conditions set forth in Section 9.2(a), (b) and (c) have been satisfied.

(f) Consents and Approvals. All Permits and Consents legally required to be obtained to consummate the Merger shall have been obtained from all Governmental Entities, whether domestic or foreign, except where the failure to obtain any such Permit or Consent, or for any such Permit or Consent to be in full force and effect, would not be reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect or Parent Material Adverse Effect.

SECTION 9.3. Conditions to Obligations of the Company. Notwithstanding any other provisions of this Agreement, the obligations of the Company to effect the Merger shall be subject to satisfaction of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in (i) Sections 5.3 (Authorization and Execution) and 5.16 (Voting Requirements) of this Agreement shall be true and correct in all material respects on and as of the date hereof and on and as of Closing Date as if made at and as of the Closing Date (except for any representations and warranties made as of a specified date, which shall be true and correct in all material respects as of the specified date) and (ii) in all other sections of this Agreement shall be true and correct (without regard to any materiality or Parent Material Adverse Effect qualifier contained therein), on and as of the date hereof and on and as of the Closing Date as if made at and as of the Closing Date (except for any representations and warranties made as of a specified date, which shall be true and correct as of the specified date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) No Material Adverse Effect. After the date of this Agreement, there shall not have occurred or been discovered any Parent Material Adverse Effect or events, developments or circumstances that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(d) Tax Opinion. Parent shall have delivered to the Company the Parent REIT Opinion.

(e) Officers’ Certificates. Each of Parent and Merger Sub shall have delivered to the Company an officers’ certificate reasonably satisfactory to the Company certifying that the conditions set forth in Section 9.3(a), (b) and (c) have been satisfied.

ARTICLE X.

TERMINATION, AMENDMENT AND WAIVER

SECTION 10.1. Termination. This Agreement may be terminated at any time before the Effective Time:

(a) By mutual written consent of the Board of Directors of Merger Sub and the Company Board; or

(b) By either Parent, Merger Sub or the Company, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(c) By either Parent, Merger Sub or the Company, if (i) the shareholders of the Company fail to approve the Merger upon the taking of a vote at a duly held meeting of the shareholders or at any adjournment thereof or (ii) the shareholders of Parent fail to approve the Share Issuance upon the taking of a vote at a duly held meeting of the shareholders or at any adjournment thereof; or

(d) By the Company:

(i) if the Company has approved a Superior Proposal in accordance with Section 6.4(b); provided, however, that this Agreement may be terminated by the Company pursuant to this Section 10.1(d)(i) only after the fourth Business Day following the Company’s delivery of written notice to Parent advising Parent and Merger Sub that the Company Board is prepared to accept a Superior Proposal setting forth the material terms and conditions of any such Superior Proposal, including the amount of consideration per share of Company Common Stock the shareholders of the Company will receive and the definitive agreements pursuant to which such Superior Proposal would be implemented (the “Superior Proposal Notice”) only if (i) during such four Business Day period, if requested by Parent or Merger Sub, the Company has caused its financial and legal advisors to negotiate with Parent in good faith to propose adjustments in the terms and conditions of this Agreement and (ii) the Company Board has considered such proposed adjustments in the terms and conditions of this Agreement and has concluded in good faith, after consultation with its financial and legal advisors, that the Acquisition Proposal as set forth in the Superior Proposal Notice remains a Superior Proposal even after giving effect to the adjustments proposed by Parent and Merger Sub and provided that, immediately prior to and as a condition of such termination, the Company shall comply with its obligations under the terms of Section 10.2(b); or

(ii) if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the condition set forth in either Section 9.3(a) or 9.3(b) would not be satisfied and which, if curable, shall not have been cured prior to the earlier of thirty Business Days after the giving of written notice by the Company to Parent and the Outside Date (as defined below); provided, that the Company shall not have the right to terminate this Agreement pursuant to this clause (ii) if the Company is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the condition set forth in either Section 9.3(a) or 9.3(b) would not be satisfied; or

(iii) if the Closing shall not have occurred on or before December 31, 2006 (the “Outside Date”); provided that the Company may not terminate this Agreement pursuant to this Section 10.1(d)(iii) if the Company is in material breach of this Agreement; or

(e) By Parent or Merger Sub:

(i) the Company Board shall have (w) withdrawn, or modified or changed in a manner adverse to Parent or Merger Sub its approval or recommendation of this Agreement or the transactions contemplated hereby, including the Merger, (x) recommended or approved an Acquisition Proposal, (y) adopted any resolution to effect any of the foregoing, or (z) failed to reconfirm its recommendation of this Agreement within five Business Days after being requested in writing by Parent to do so (except as permitted by Section 6.4(b)); or

(ii) if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the condition set forth in either Section 9.2(a) or 9.2(b) would not be satisfied and which, if curable, shall not have been cured prior to the earlier of thirty Business Days after the giving of written notice by Parent to the Company and the Outside Date; provided, that Parent or Merger Sub shall not have the right to terminate this Agreement pursuant to this clause (ii) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the condition set forth in either Section 9.2(a) or 9.2(b) would not be satisfied; or

(iii) if the Closing shall not have occurred on or before the Outside Date; provided that Parent and Merger Sub may not terminate this Agreement pursuant to this Section 10.1(e)(iii) if Parent or Merger Sub is in material breach of this Agreement.

SECTION 10.2. Effect of Termination. (a) In the event of termination of this Agreement by either the Company or Parent or Merger Sub as provided in Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except (i) that the terms and conditions set forth in this Article X shall continue to remain in full force and effect notwithstanding any such termination, (ii) as otherwise provided in Section 11.1, and (iii) that nothing contained herein shall relieve any party for willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(b) In the event this Agreement is terminated (x) by the Company pursuant to Section 10.1(d)(i) or (y) by Parent pursuant to Section 10.1(e)(i), then the Company shall pay, or cause to be paid, to Parent (A) in the case of clause (x) above, on the date of such termination and immediately prior to and as a condition to the termination and (B) in the case of clause (y) above, within two Business Days after such termination, an amount equal to the Termination Fee (as defined below) by wire transfer of immediately available funds to an account designated by Parent.

(c) In the event that this Agreement is terminated by any party pursuant to Section 10.1(c)(i) or by the Company pursuant to Section 10.1(d)(iii) or by Parent pursuant to Section 10.1(e)(ii) and, in each case, an Acquisition Proposal shall at the time of such termination have been publicly proposed or publicly announced and within 12 months of the termination of this Agreement, the Company or any of its Subsidiaries consummates a transaction included in the definition of Acquisition Proposal (or enters into an agreement with respect to such a transaction which subsequently closes), then the Company shall pay Parent an amount equal to the Termination Fee, by wire transfer of immediately available funds to an account designated by Parent, within two Business Days after the consummation of such Acquisition Proposal. For purposes of this Section 10.2(c), the definition of “Acquisition Proposal” contained in this Agreement shall be applied by substituting “25%” for “10%” in such definition.

(d) As used in this Agreement, the “Termination Fee” shall be an amount equal to the lesser of (x) $125 million (the “Base Amount”) less the amount of any Parent Termination Costs which have previously been paid pursuant to Section 10.2(e) and (y) the sum of (A) the maximum amount that can be paid to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code (“Qualifying Income”), as determined by independent accountants to Parent, and (B) in the event Parent receives and, prior to the date the Termination Fee is due to be paid to Parent as described above, provides a copy to the Company of an opinion or a letter from outside counsel (the “Termination Fee Tax Opinion”) indicating that Parent has received an opinion of counsel or a ruling from the IRS holding that Parent’s receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income of Parent within the meaning of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”), the Base Amount less the amount payable under clause (A) above. In the event that Parent is not able to receive the full Base Amount on the date the Termination Fee is due as described above, the Company shall place the amount by which the Base Amount exceeds the amount paid under clause (y)(A) of the preceding sentence above (the “Unpaid Base Amount”) with an escrow agent selected by Parent which shall not release any portion thereof to Parent unless and until Parent provides the escrow agent (with a copy to the Company) with either one of the following: (A) a letter from Parent’s independent accountants indicating the maximum portion of the Unpaid Base Amount that can be paid at that time to Parent without causing Parent to fail to meet the REIT Requirements or (B) a Termination Fee Tax Opinion, in either of which events the escrow agent shall pay to Parent from the escrow the lesser of the Unpaid Base Amount and, if applicable, the maximum amount stated in the accountants’ letter referred to in clause (A) of this sentence. The escrow agent’s obligation to pay any portion of the Unpaid Base Amount shall terminate three years from the Effective Time. Amounts remaining in escrow after such obligation terminates shall be released to the Company.

(e) If this Agreement is terminated pursuant to Section 10.1(c)(i) and an Acquisition Proposal shall at the time of such termination have been publicly proposed or publicly announced, the Company shall pay to Parent all of the costs and expenses incurred by Parent or its Affiliates in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $10,000,000 (collectively, “Parent Termination Costs”), such payment to be made by wire transfer of immediately available funds to an account designated by Parent not later than two Business Days after being notified by Parent of the amount of such costs and expenses. Parent may reduce the amount of such Parent Termination Costs to be paid by the Company as not to adversely affect Parent’s ability to meet the requirements of either or both of Sections 856(c)(2) or (3) of the Code and the amount of such reduction shall be placed in escrow by the Company and shall not be released unless Parent provides the Company with a Termination Fee Tax Opinion, and at such time any Termination Fee Tax Opinion is delivered, shall promptly release the amount referred to in such Termination Fee Tax Opinion to Parent. Such escrow arrangement shall expire, and remaining funds returned to the Company, on the date that is three years after the date of this Agreement. Nothing herein shall be construed to limit the number of distributions pursuant to this escrow prior to the date of the expiration of such escrow.

(f) The Company and Parent agree that the agreements contained in this Section 10.2 are an integral part of the transactions contemplated by this Agreement, and that the payments to be made thereunder shall be compensation for the loss suffered by the applicable party as a result of the failure of the Merger to be consummated and constitute liquidated damages and not a penalty.

ARTICLE XI.

GENERAL PROVISIONS

SECTION 11.1. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 10.1, as the case may be, except that the agreements set forth in Article II, Article III and Section 7.5, Section 7.6 and (to the extent applicable to any of the foregoing) Article XI shall survive the Effective Time indefinitely and those set forth in Section 6.1(b), Section 7.2(b), Section 10.2 and (to the extent applicable to any of the foregoing) Article XI shall survive termination indefinitely.

SECTION 11.2. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile, and (ii) on the third Business Day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a)	if to Parent or Merger Sub:

Public Storage, Inc.
701 Western Avenue
Glendale, California 91201
Attention: John S. Baumann, Esq.
Facsimile: 818-548-9288

With a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Adam O. Emmerich, Esq.
David E. Shapiro, Esq.
Facsimile: 212-403-2000

(b)	if to the Company:

Shurgard Storage Centers, Inc.
1155 Valley Street, Suite 400
Seattle, Washington 98109
Attention: Jane A. Orenstein, Esq.
Facsimile: (206) 652-3710

With a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Richard L. Posen, Esq.
Facsimile: (212) 728-9255

SECTION 11.3. Expenses. Whether or not the transactions contemplated by this Agreement are consummated, and except as otherwise expressly set forth herein, all legal and other costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

SECTION 11.4. Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.5. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

SECTION 11.6. Effectiveness; Entire Agreement. This Agreement shall not be effective until, and shall become effective and binding upon the parties hereto upon, the execution and delivery hereof by the Company, Parent and Merger Sub. This Agreement shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof and shall supersede all prior agreements and understandings, both written and oral, among such parties or any of them with respect to the subject matter hereof (other than the Confidentiality Agreement).

SECTION 11.7. Parent Guarantee. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Company, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Company, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any agreement, covenant or obligation of Merger Sub or the Surviving Company, as applicable, under this Agreement. Merger Sub shall at all times prior to the Effective Time be a direct or indirect wholly owned Subsidiary of Parent.

SECTION 11.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties and any assignment in violation of this Agreement shall be void; provided that Parent may substitute one or more of its wholly owned Subsidiaries for Merger Sub without consent of the other parties hereto.

SECTION 11.9. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns except for (i) the rights of the Company’s shareholders to receive the Merger Consideration and the Parent Preferred Stock, as applicable, at the Effective Time (of which the Company’s shareholders are the intended beneficiaries), (ii) the rights of the holders of Options to secure the consideration contemplated by Section 3.6 (of which such holders are the intended beneficiaries), and (iii) the rights to continued indemnification and insurance pursuant to Section 7.5 (of which the Persons entitled to indemnification are the intended beneficiaries). Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The Company shall be entitled to pursue damages on behalf of its shareholders arising from the willful and material breach of this Agreement by Parent or Merger Sub.

SECTION 11.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict or choice of law, except that the Merger shall be effected in accordance with the WBCA and the LLC Act.

SECTION 11.11. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in any state or federal court in the State of New York, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court of the United States located in the State and City of New York or any New York state or New York City court in the event of any action, suit or proceeding to enforce this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court (c) agrees that it will not bring any action relating to this Agreement or any Transaction in any court other than any court of the United States located in the State and City of New York or any New York state or New York City court and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any Transaction.

SECTION 11.12. Amendment. This Agreement may be amended by the parties hereto by action taken by Merger Sub and by action taken by or on behalf of the Company Board at any time before the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock will be converted upon consummation of the Merger, without further approval of the shareholders of the Company. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 11.13. Waiver. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party.

SECTION 11.14. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

SECTION 11.15. Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit such reference shall be to an Article or Section of, or Schedule or Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a Person are also to its permitted successors and assigns.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SHURGARD STORAGE CENTERS, INC.

By:	/s/ David K. Grant
Name:	David K. Grant
Title:	President and Chief Executive Officer

PUBLIC STORAGE, INC.

By:	/s/ Ronald L. Havner, Jr.
Name:	Ronald L. Havner, Jr.
Title:	President and Chief Executive Officer

ASKL SUB LLC

By:	/s/ Ronald L. Havner, Jr.
Name:	Ronald L. Havner, Jr.
Title:	President and Chief Executive Officer